Exhibit 3.1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOST HOTELS & RESORTS, L.P.

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EXHIBIT A

PARTNERS AND PARTNERSHIP INTERESTS

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

EXHIBIT C

SPECIAL ALLOCATION RULES

EXHIBIT D

NOTICE OF REDEMPTION

EXHIBIT E

VALUE OF CONTRIBUTED PROPERTY

EXHIBIT F

DESIGNATION OF THE PREFERENCES AND OTHER RIGHTS,

RESTRICTIONS AND LIMITATIONS OF THE SERIES A JUNIOR

PARTICIPATING PREFERRED UNITS

EXHIBIT G

DESIGNATION OF THE PREFERENCES, CONVERSION

AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS TO

SERIES AM CUMULATIVE REDEEMABLE PREFERRED UNITS OF LIMITED

PARTNERSHIP INTEREST

EXHIBIT H

DESIGNATION OF THE PREFERENCES, CONVERSION AND OTHER

RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS TO CLASS E

PREFERRED UNITS

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THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HOST HOTELS & RESORTS, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of February 22, 2007 (this “Agreement”), is entered into by Host Hotels & Resorts, Inc., a Maryland corporation (“Host”), as the General Partner and a Limited Partner of Host Hotels & Resorts, L.P. (the “Partnership”).

WHEREAS, the Partnership was formed on April 15, 1998, and, on April 15, 1998 the Partnership adopted an agreement of limited partnership, which agreement was amended and restated on August 6, 1998, and amended by Amendment Nos. 1 and 2 thereto as of December 27, 1998 and December 29, 1998, respectively (as so amended and restated, the “Prior Agreement”);

WHEREAS, the Prior Agreement was amended and restated on December 30, 1998 by a Second Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P., entered into by and between Host Marriott Corporation (“Host Marriott/Maryland”) and HMC Real Estate LLC as amended by Amendment Nos. 1 through 57 thereto (the “Second A&R Partnership Agreement”);

WHEREAS, the Partnership changed its name to Host Hotels & Resorts, L.P. and Host Marriott Corporation changed its name to Host Hotels & Resorts, Inc. on April 17, 2006;

WHEREAS, Host was the sole General Partner and a Limited Partner of the Partnership immediately prior to the execution and delivery of this Agreement;

WHEREAS, the Partnership is entering into this Agreement to reflect all amendments to the Second A&R Partnership Agreement and to delete provisions that are no longer applicable;

WHEREAS, per Section 15.1.B (4), the General Partner has the power to amend the Second A&R Partnership Agreement for such purposes without Limited Partner consent; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Prior Agreement in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“704(c) Value” of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, subject to Exhibit B, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its respective fair market value. The 704(c) Values of the Contributed Properties contributed to the Partnership as of the date of the Second A&R Partnership Agreement are set forth on Exhibit E.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 13.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

“Adjustment Date” has the meaning set forth in Section 4.2.B.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner, trustee or members of the Immediate Family of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, neither (i) a corporation whose common stock is listed on a national securities exchange or authorized for inclusion on the Nasdaq National Market, or any subsidiary thereof, or (ii) Blackstone Real Estate Advisors II L.P. or any of its Affiliates, shall be an “Affiliate” of the General Partner Entity or any Affiliate thereof unless a Person (or Persons if such Persons would be treated as part of the same group for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934) directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of the General Partner Entity and such other corporation.

“Agreed Value” means (i) in the case of any Contributed Property contributed to the Partnership as of the date of the Second A&R Partnership Agreement, the amount set forth on Exhibit E as the Agreed Value of such Property; (ii) in the case of any other Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Appraised Value” means, with respect to any hotel, the value set forth in the appraisal of such hotel utilized by the General Partner in determining the number of Units to be issued to any Limited Partner.

“Articles of Incorporation” means the Articles of Incorporation of the General Partner filed with the State Department of Assessments and Taxation in the State of Maryland on September 28, 1998, as amended or restated from time to time.

“Assignee” means a Person to whom one or more Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made:

(a) all cash revenues and funds received by the Partnership from whatever source (excluding the proceeds of any Capital Contribution to the extent determined by the General Partner) plus the amount of any reduction (including, without limitation, a reduction resulting because the General Partner determines such amounts are no longer necessary) in reserves of the Partnership, which reserves are referred to in clause (b)(iv) below;

(b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution):

(i) all interest, principal and other debt payments made during such period by the Partnership,

(ii) all cash expenditures (including capital expenditures) made by the Partnership during such period,

(iii) investments in any entity (including loans made thereto) to the extent that such investments are permitted under this Agreement and are not otherwise described in clauses (b)(i) or (ii), and

(iv) the amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion (including any reserves that may be necessary or appropriate to account for distributions required in respect of Units having a preference over other classes of Units).

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B. The initial Capital Account balance for each Partner who is a Partner on the date hereof shall be the amount set forth opposite such Partner’s name on Exhibit A hereto.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

“Class A” has the meaning set forth in Section 5.1.C.

“Class A Share” has the meaning set forth in Section 5.1.C.

“Class A Unit” means any Unit that is not specifically designated by the General Partner as being of another specified class of Units.

“Class B” has the meaning set forth in Section 5.1.C.

“Class B Share” has the meaning set forth in Section 5.1.C.

“Class B Unit” means a Unit that is specifically designated by the General Partner as being a Class B Unit.

“Class E Preferred Capital” means an amount, with respect to the General Partner, equal to the product of (i) the number of Class E Preferred Units then issued and outstanding multiplied by (ii) the sum of $25.00 and any accumulated, accrued and unpaid distributions on each Class E Preferred Unit.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Shares” means the shares of common stock (or other comparable equity interests) of the General Partner Entity.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 15.2.

“Consent of the Outside Limited Partners” means, with respect to any matter, the Consent of Limited Partners (excluding for this purpose any Limited Partnership Interests held (i) by the General Partner or the General Partner Entity, (ii) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests, (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity and (iv) any Person of which a Person described in clause (iii) directly or indirectly owns or controls more than fifty percent (50%) of the voting interest) holding Units of Partnership Interests of such classes as are then entitled to vote on such matter representing more than fifty percent (50%) of the aggregate Percentage Interest of all Limited Partners holding such classes of Limited Partnership Interests who are not excluded for the purposes hereof.

“Contributed Property” means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means 1.0; provided that, if the General Partner Entity (i) declares or pays a dividend on its outstanding Common Shares in Common Shares or makes a distribution to all holders of its outstanding Common Shares in Common Shares (excluding for these purposes any such dividend declared and paid in connection with the Initial E&P Distribution), (ii) subdivides its outstanding Common Shares or (iii) combines its outstanding Common Shares into a smaller number of Common Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Common Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Common Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the General Partner Entity (the “Predecessor Entity”) and another entity shall become the General Partner Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Common Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Common Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, if any holders of Common Shares of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the

Conversion Factor (that is, the Value of one Common Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the General Partner) of any securities and other consideration that the holder of one Common Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).) Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Common Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Class A Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event. No adjustment to the Conversion Factor shall be made in connection with the issuance of Common Shares or payment of cash or distribution of other property by Host in connection with the Initial E&P Distribution.

“Convertible Funding Debt” has the meaning set forth in Section 7.5.F.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

“Deemed Partnership Interest Value” means, as of any date with respect to Units of any class of Partnership Interests held by a Partner, the Deemed Value of the Partnership Interest of such class multiplied by such Partner’s Percentage Interest of such class.

“Deemed Value of the Partnership Interest” means, as of any date with respect to any class of Partnership Interests, (a) if the Shares corresponding to such class of Partnership Interests (as provided for in Section 4.2.A) are Publicly Traded, (i) the total number of Shares corresponding to such class of Partnership Interests issued and outstanding as of the close of business on such date (excluding any treasury shares) multiplied by the Value of one Share of such class on such date divided by (ii) the Percentage Interest of the General Partner Entity, held directly or indirectly through another entity, in such class of Partnership Interests on such date, and (b) otherwise, the aggregate Value of such class of Partnership Interests determined as set forth in the third and fourth sentences of the definition of “Value.” For purposes of clause (a) of the preceding sentence, the “Value” of a Share shall be mean the average of the daily market price for Shares of such class for a number of consecutive trading days immediately preceding the date with respect to which Value is being determined, which number shall be selected by the General Partner in its sole discretion or, in the sole discretion of the General Partner, on the Business Day immediately preceding the date with respect to which Value is being determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day.

“Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Distribution Period” has the meaning set forth in Section 5.1.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan Investor” means (i) a Plan, (ii) a trust which was established pursuant to a Plan, or a nominee for such trust or Plan, or (iii) an entity whose underlying assets include assets of a Plan by reason of such Plan’s investment in such entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Percentage” has the meaning set forth in Section 4.3.

“Funding Debt” means the incurrence of any Debt by or on behalf of the General Partner Entity, the General Partner, or any wholly owned Subsidiary of either of them for the purpose of providing funds to the Partnership.

“General Partner” means Host, or any of its successors as a general partner of the Partnership.

“General Partner Entity” means the General Partner; provided, however, that if (i) the shares of common stock (or other comparable equity interests) of the General Partner (i.e., the Shares that would otherwise correspond to the Class A Units) are at any time not Publicly Traded and (ii) the shares of common stock (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the shares of common stock (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose shares of common stock (or other comparable equity interests) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner.

“General Partner Payment” has the meaning set forth in Section 16.14.

“General Partnership Interest” means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partnership Interest may be expressed as a number of Units.

“Host” means Host Hotels & Resorts, Inc., a Maryland corporation, the successor by name change to Host Marriott/Maryland and successor by merger to Host Marriott Corporation, a Delaware corporation.

“Host Marriott/Delaware” means Host Marriott Corporation, a Delaware corporation.

“Host Marriott/Maryland” means Host Marriott Corporation, a Maryland corporation and the successor by merger to Host Marriott/Delaware.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers and sisters.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (iii) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above, (v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (vii) the appointment without the Partner’s consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (viii) an appointment referred to in clause (vii) is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner, (B) a Limited Partner and Affiliates thereof or (C) a trustee, director or officer of the Partnership or the General Partner and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial E&P Distribution” means one or more dividends or distributions of cash, Host/Maryland or Host/Delaware warrants, options, or a combination of any of the foregoing paid to holders of record of shares of capital stock of Host Marriott/Delaware or the General Partner as of a time prior to the closing of the Partnership Rollup, regardless of whether the date of payment of any such dividend or distribution occurs after such closing.

“Initial Holding Period” means the period commencing on the date hereof and ending on the date on which the Unit Redemption Right first becomes available under Section 8.6.

“Initial Election” means the obligation of the Partnership to deliver to Host (or Host Marriott/Maryland or Host Marriott/Delaware as its predecessors), as additional consideration for contributions of assets to the Partnership by Host (or Host Marriott/Maryland or Host Marriott/Delaware as its predecessors) and its subsidiaries, a number of Class A Units and an amount of cash corresponding to the aggregate number of Common Shares and cash distributable by Host (or Host Marriott/Maryland or Host Marriott/Delaware as its predecessors) pursuant to the Initial E&P Distribution.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner” means any Person named as a Limited Partner of the Partnership in Exhibit A, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest of a Limited Partner of the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partnership Interest may be expressed as a number of Units.

“Liquidating Event” has the meaning set forth in Section 14.1.

“Liquidator” has the meaning set forth in Section 14.2.A.

“Marriott International” means Marriott International, Inc., a Delaware corporation.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“New Securities” mean (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares, excluding grants under any Share Option Plan, or (ii) any Debt issued by the General Partner or the General Partner Entity that provides any of the rights described in clause (i).

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners or any of them, as the context may require.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed under the Act upon the terms and conditions set forth in this Agreement, or any successor to such limited partnership.

“Partnership Interest” means a Limited Partnership Interest or the General Partnership Interest and includes any and all rights and benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means any record date established by the General Partner either (i) for the distribution of Available Cash pursuant to Section 5.1 hereof to holders of any class of Units, which record date shall be the same as the record date established by the General Partner Entity for a distribution, to holders of the corresponding class (if any) of Shares, of some or all of its portion of such distribution, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 15.2 hereof.

“Partnership Rollup” means the mergers of one or more limited partnerships with subsidiaries of the Partnership as described in the registration statement on Form S-4 filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (File No. 333-55807).

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner holding Units of a class of Partnership Interests, such Partner’s interest in the Partnership, determined by dividing the Units of such class owned by such Partner by the total number of Units of such class then outstanding as specified in Exhibit A, as such exhibit may be amended from time to time, multiplied by the aggregate Percentage Interest attributable to such class of Partnership Interests. If the Partnership shall at any time have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to each class of Partnership Interests shall be determined as set forth in Section 4.2.B.

“Person” means an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Plan” means (i) an employee benefit plan subject to Title I of ERISA or (ii) a plan as defined in Section 4975(e) of the Code.

“Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the Nasdaq National Market, or any successor to any of the foregoing.

“Qualified Assets” means any of the following assets: (i) Partnership Interests, rights, options, warrants or convertible or exchangeable securities of the Partnership; (ii) Debt issued by the Partnership or any Subsidiary thereof in connection with the incurrence of Funding Debt; (iii) equity interests in Qualified REIT Subsidiaries and limited liability companies whose assets consist solely of Qualified Assets; (iv) up to a one percent (1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership; (v) equity interests in any Person held by Host Marriott/Maryland on the date of the Second A&R Partnership Agreement that are de minimis in relation to the net assets of the Partnership and its Subsidiaries and transfer of which would require the consent of third parties that has not been obtained; (vi) assets subject to “safe harbor leases” held by Host Marriott/Maryland or any of its Subsidiaries on the date of the Second A&R Partnership Agreement; (vii) cash held for payment of administrative expenses or pending distribution to securityholders of the General Partner Entity or any wholly owned Subsidiary thereof or pending contribution to the Partnership; (viii) and certain other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Partnership and its Subsidiaries.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6.A.

“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the General Partner, in its sole and absolute discretion; provided that, if the Common Shares are not Publicly Traded at the time a Redeeming Partner exercises its Unit Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Partner shall have no right, without the General Partner’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

“Regulation” or “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Requirements” have the meaning set forth in Section 5.1.A.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

“Rights Agreement” means the agreement dated November 23, 1998, as amended, between the General Partner and the Bank of New York as rights agent.

“Safe Harbor” has the meaning set forth in Section 11.6.F.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Junior Participating Preferred Units” means Units that are specifically designated by the General Partner as Series A Junior Participating Preferred Units in accordance with Section 4.2.C.

“Series AM Preferred Capital” means an amount equal to the product of (i) the number of Series AM Preferred Units then issued and outstanding multiplied by (ii) the sum of $9.26 and any accumulated, accrued and unpaid distributions on the Series AM Preferred Units.

“Share” means a share of capital stock (or other comparable equity interest) of the General Partner Entity. Shares may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity). If there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Class A Units or Class B Units (including, without limitation, for purposes of the definition of “Conversion Factor”), the term “Shares” refers to the Common Shares. References in this Agreement to a “class” of Shares shall also mean a “series” of Shares, unless the context requires otherwise.

“Shares Amount” means a number of Common Shares equal to the product of the number of Class A Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided that, if at any time the General Partner Entity issues to all holders of such class of Common Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Common Shares or any other securities or property (collectively, “rights”), and if the Partnership does not issue to the holders of all Class A Units and Class B Units at such time (other than the General Partner) corresponding rights to subscribe for or purchase Class A Units or other securities or property corresponding to the securities or property covered by the rights granted by the General Partner Entity, then the Shares Amount shall also include such rights that a holder of that number of Common Shares would have been entitled to receive had it owned such Common Shares at the time such rights were issued; provided further that, if the rights issued by the General Partner Entity are issued pursuant to a stockholder rights plan (or other arrangement having the same objective and substantially the same effect), then the Shares Amount shall include only such rights to the extent that such rights have not been exercised by the holders thereof (and have not otherwise terminated or been eliminated).

“Share Option Plan” means any equity incentive plan of the General Partner Entity, the Partnership and/or any Affiliate of the Partnership.

“Specified Redemption Date” means, except as otherwise provided in any agreement between the Partnership and any Partner, the tenth Business Day after receipt by the General Partner of a Notice of Redemption; provided that, if the Common Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the General Partner of a Notice of Redemption.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership for cash.

“Termination Transaction” has the meaning set forth in Section 11.2.B.

“Unit” means a fractional, undivided share of a class of Partnership Interests and includes Class A Units, Class B Units, Series A Junior Participating Preferred Units and Units of any other classes of Partnership Interests established after the date hereof. The number of Units outstanding and the Percentage Interests in the Partnership represented by each class of Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of each class of Units shall be evidenced in a manner approved by the General Partner.

“Unit Redemption Right” has the meaning set forth in Section 8.6.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to one Share of a class of outstanding Shares that are Publicly Traded, the average of the daily market price for Shares of such class for the ten consecutive trading days immediately preceding the date with respect to which Value is being determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. Value means, with respect to one Unit of a class of Partnership Interests for which there is no corresponding class of Shares that are Publicly Traded and with respect to one Share of a class of outstanding Shares that are not Publicly Traded, the amount that a holder of one such Unit (including a Unit corresponding to such a Share) would receive if each of the assets of the Partnership were to be sold for its fair market value on the date with respect to which Value is being determined, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such

Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership’s minority interest in any property or any illiquidity of the Partnership’s interest in any property). In determining the Deemed Value of the Partnership Interest of any class of Partnership Interests in connection with the issuance of additional Units thereof in exchange for a Capital Contribution funded by an underwritten public offering or an arm’s length private placement of such Units or Shares corresponding to such Units, the Value of all Units in such class of Partnership Interests shall be equal to the public offering price or the purchase price, as the case may be, of the Shares or Units sold in such underwritten offering or private placement (with an appropriate adjustment to such price, in the case of the issuance of additional Class A Units or Class B Units, to take into account the Conversion Factor, if it is not then equal to 1.0). In determining the Value of any Shares Amount that includes rights that a holder of Common Shares would be entitled to receive, the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations or other information as it considers, in its reasonable judgment, appropriate. Notwithstanding any of the foregoing, with respect to any class of Partnership Interests that is entitled to a preference as compared to the class of Partnership Interests corresponding to Common Shares, “Value” means the stated liquidation preference or value of such class of Partnership Interests provided in the instrument establishing such class of Partnership Interests (unless otherwise provided in such instrument).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Organization

The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The Partners hereby agree to continue the business of the Partnership upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name

The name of the Partnership is Host Hotels & Resorts, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any

Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware shall be located at 2711 Centreville Road, County of New Castle, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be 6903 Rockledge Drive, Bethesda, Maryland 20817, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Term

The term of the Partnership commenced on April 15, 1998, the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue until December 31, 2098, unless it is dissolved sooner pursuant to the provisions of Article XIV or as otherwise provided by law.

ARTICLE III

PURPOSE

Section 3.1 Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner Entity at all times to be classified as a REIT, unless the General Partner Entity ceases to qualify or is not qualified as a REIT for any reason or reasons not related to the business conducted by the Partnership, (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, the Partners acknowledge that the status of the General Partner Entity as a REIT inures to the benefit of all the Partners and not solely to the General Partner Entity or its Affiliates.

Section 3.2 Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner Entity to continue to qualify as a REIT, (ii) could subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND ISSUANCES

OF PARTNERSHIP INTERESTS

Section 4.1 Capital Contributions of the Existing Partners; Restatement of Partnership Interests on the Date Hereof; General Partnership Interest

A. Prior Contributions of Existing Partners. Host and other Subsidiaries of Host and their respective predecessors have previously made Capital Contributions to the Partnership, as described in Exhibit E.

B. Restatement of Existing Partnership Interests. Effective upon the execution and delivery of this Agreement, the Partners shall own the respective numbers of Class A Units (and, in the case of Host Marriott/Maryland, the right to receive the respective number of Class A Units pursuant to the Initial Election), and shall have the respective Percentage Interests in the Partnership as set forth in Exhibit A, which Percentage Interests shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Units or similar events having an effect on a Partner’s Percentage Interest.

C. General Partnership Interest. A number of Class A Units held by the General Partner equal to one tenth of one percent (0.1%) of the aggregate number of Class A Units and Class B Units outstanding from time to time shall be the General Partnership Interest of the General Partner. All other Units held by the General Partner shall be deemed to be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

Section 4.2 Future Issuances of Partnership Interests and Capital Contributions

A. General. The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, and (iv) the consideration, if any, to be received by the Partnership in exchange for the issuance of such Partnership Interests; provided that, except in connection with the issuance of Units in connection with the Partnership Rollup, no such Units or other Partnership Interests shall be issued to (w) the General Partner, (x) the General Partner Entity or (y) any Person that owns, directly or indirectly, fifty percent (50%) or more of the shares of common stock (or other comparable equity interests) of the General Partner Entity unless either (a) the Partnership Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the General Partner Entity having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially the same as the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.2.A or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class (considering the Class A Units and Class B Units as one class for such purposes). If the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Partnership Interests. References in this Agreement to a “class” of Partnership Interests or Units shall include a “series” of Partnership Interests or Units, unless the context requires otherwise.

B. Percentage Interest Adjustments in the Case of Capital Contributions for Units. Upon the acceptance of additional Capital Contributions in exchange for Units and if the Partnership shall have outstanding more than one class of Partnership Interests, the Percentage Interest of the class of Partnership Interests applicable to the additional Units immediately following such Capital Contribution shall be equal to a fraction, the numerator of which is equal to the sum of (i) the Deemed Value of the Partnership Interest

of such class computed as of the Business Day immediately preceding the date on which the additional Capital Contributions are made (an “Adjustment Date”) plus (ii) the aggregate amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed with respect to the additional Units of such class on such Adjustment Date and the denominator of which is equal to the sum of (x) the Deemed Value of the Partnership Interests for all outstanding classes (computed as of the Business Day immediately preceding such Adjustment Date) plus (y) the aggregate amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed to the Partnership on such Adjustment Date in respect of additional Units of all classes. For purposes of foregoing, Class A Units and Class B Units shall be considered one class. The Percentage Interest of each other class of Partnership Interests with respect to which a Capital Contribution is not made concurrently with such additional Capital Contribution on such Adjustment Date shall be adjusted to a fraction the numerator of which is equal to the Deemed Value of the Partnership Interest of such class (computed as of the Business Day immediately preceding such Adjustment Date) and the denominator of which is equal to the sum of (I) the Deemed Value of the Partnership Interests of all outstanding classes (computed as of the Business Day immediately preceding such Adjustment Date) plus (II) the aggregate amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed to the Partnership on such Adjustment Date in respect of additional Units of all classes. For purposes of adjusting Percentage Interests pursuant to this Section 4.2.B following a Capital Contribution by the General Partner, the amount of cash Capital Contributions made with respect to the additional Units issued in connection with such Capital Contribution will be deemed to equal the cash contributed by such General Partner plus (A) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner, the offering costs attributable to the cash contributed to the Partnership, and (B) in the case of Units issued pursuant to Section 7.5.E, an amount equal to the difference between the Value of the Shares sold pursuant to any Share Option Plan and the net proceeds of such sale.

C. Classes of Units. From and after the date hereof, the Partnership shall have three classes of Units entitled “Class A Units,” “Class B Units,” and “Series A Junior Participating Preferred Units,” and such additional classes of Units as may be created pursuant to Section 4.2.A. The Partnership shall issue to the General Partner Series A Junior Participating Preferred Units concurrently with any issuance by the General Partner from time to time of a like number of shares of its Series A Junior Participating Preferred Stock pursuant to the Rights Agreement. The Series A Junior Participating Preferred Units shall have the designations, preferences, rights, restrictions and limitations set forth in Exhibit F hereto. The Partnership may issue Class A Units, Class B Units or Units of a newly created class of Partnership Interests, at the election of the General Partner, in its sole and absolute discretion, in exchange for the contribution of cash, real estate, partnership interests, stock, notes or other assets or consideration; provided that all Units outstanding on the date hereof and issued in connection with the Partnership Rollup or pursuant to the Initial Election shall be Class A Units; and, provided further that any Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit. Each Class B Unit shall be converted automatically into a Class A Unit on the day immediately following the

Partnership Record Date for the Distribution Period (as defined in Section 5.1.C) in which such Class B Unit was issued, without the requirement for any action by either the Partnership or the Partner holding the Class B Unit. Except as otherwise expressly provided in this Agreement, holders of Class A Units and Class B Units shall be entitled to vote the Partnership Interests represented by such Units on all matters as to which the vote or consent of the Partners is required.

D. Certain Restrictions on Issuances of Units or Other Partnership Interests. Notwithstanding the foregoing, in no event may the General Partner cause the Partnership to issue to Partners (including the General Partner and its Affiliates) or other Persons any Units or other Partnership Interests (i) if such issuance would cause the Partnership Interests of “benefit plan investors” to become “significant,” as those terms are used in 29 C.F.R. § 2510.3-101(f), or any successor regulation thereto, or would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or, with respect to any plan defined in Section 4975(e) of the Code, a “disqualified person” (as defined in Section 4975(e) of the Code), or (ii) if such issuance would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any ERISA Plan Investor pursuant to 29 C.F.R. § 2510.3-101, or any successor regulation thereto.

E. Series AM Preferred Units. Under the authority granted to it pursuant to Section 4.2.A hereof, the General Partner hereby establishes an additional Class of Units entitled “Series AM Cumulative Redeemable Preferred Units” (the “Series AM Preferred Units”). Series AM Preferred Units shall have the designations, preferences, rights, powers, restrictions and limitations as set forth in Exhibit G hereto.

F. Class E Preferred Units. Under the authority granted to it pursuant to Section 4.2.A hereof, the General Partner hereby establishes an additional Class of Units entitled “Class E Preferred Units” (the “Class E Preferred Units”). Class E Preferred Units shall have the designations, preferences, rights, powers, restrictions and limitations set forth in Exhibit H hereto.

Section 4.3 Preemptive Rights

If the General Partner acquires any Class A Units using the proceeds from any exercise of any rights (as defined in the definition of Shares Amount) issued under a stockholder rights plan (or other arrangement having the same objective and substantially the same effect), then (a) the holders of Class A Units and Class B Units at such time (other than the General Partner) as a group shall have the right to acquire, at the same price per Class A Unit paid by the General Partner, a total number of additional Class A Units equal to the product of (i) the total number of Class A Units and Class B Units held by such holders, multiplied by (ii) a fraction, the numerator of which is the number of Class A Units issued to the General Partner as a result of the exercise of such rights and the denominator of which is the total number of Class A Units held by the General Partner immediately prior to such issuance (which fraction is referred to as the “Exercise Percentage”), and (b) each holder of a Class A Unit or Class B Unit at such time shall have the right to acquire, at the same price per Class A Unit paid by the General Partner, a number of Class A Units equal to the product of (iii) the aggregate number of Class A Units and Class B Units that such holder holds at such time, multiplied by (iv) the Exercise Percentage. (Thus, for example, if the General Partner were to acquire 2 million Class A Units at $5 per Unit from the proceeds of the exercise of outstanding rights issued under a stockholder rights plan at a time when the General Partner already owned 8 million of a total of 12 million outstanding Class A Units and Class B Units (which would represent a 25% increase in the number of Class A Units held by the General Partner), then the other holders of Class A Units and Class B Units as a group would have the right to purchase a total of 1,000,000 Class A Units at $5 per Class A Unit, and each holder of a Class A Unit or Class B Unit would be entitled to purchase his proportionate share of such Class A Units, or .25 Class A Units for each Class A Unit or Class B Unit then held by such holder.) In the event Units or Partnership Interests (including, without limitation, any Series A Junior Participating Preferred Units) other than Class A Units are issued to the General Partner using proceeds of any exercise of rights issued under a stockholder rights plan (or other similar arrangement), the holders of Class A Units and Class B Units shall be granted the right to acquire such other Units or Partnership Interests at the same price as paid by the General Partner and in such amounts as would be comparable to their rights had Class A Units been issued instead. The General Partner shall provide prompt written notice to the holders of Class A Units and Class B Units of its acquisition of Class A Units (or other Units or Partnership Interests) using such proceeds and shall establish in good faith such procedures as it deems appropriate (including, without limitation, procedures to eliminate the issuance of fractional Units if the General Partner deems appropriate) to effectuate the rights of the holders of Class A Units and Class B Units under the preceding provisions of this Section 4.3. Except to the extent expressly granted by the Partnership pursuant to this Section 4.3 or another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Units or other Partnership Interests.

Section 4.4 Other Contribution Provisions

A. If any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership.

B. Except as provided in Sections 7.5 and 10.5 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise). No Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

C. To the extent the Partnership acquires any property (or an indirect interest therein) by the merger of any other Person into the Partnership or with or into a Subsidiary of the Partnership in a triangular merger, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership or with or into a Subsidiary of the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or if not so provided, as determined by the General Partner in its sole discretion) and as set forth in Exhibit A.

Section 4.5 No Interest on Capital

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions

A. General. The Partnership shall distribute at least quarterly an amount equal to one hundred percent (100%) of Available Cash of the Partnership during such quarter or shorter period to the Persons who are holders of Units in some or all classes of Partnership Interests in accordance with the terms established for each such class on the respective Partnership Record Dates established for distributions to the applicable classes with respect to such quarter or shorter period. Distributions shall be made in the manner provided in Sections 5.1.B, 5.1.C and 5.1.D and in accordance with the respective terms established for each other class of Partnership Interests hereafter created. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution of Available Cash with respect to a Class A Unit for a quarter or shorter period if such Partner is entitled to receive a distribution with respect to a Common Share for which such Class A Unit has been redeemed or exchanged. Unless otherwise expressly provided for herein or in the terms established for any new class of Partnership Interests created in accordance with Article IV hereof, no Units of Partnership Interest shall be entitled to a distribution in preference to any other Unit of Partnership Interest. The General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Available Cash (a) to Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property of the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated, and (b) to the General Partner in an amount sufficient to enable the General Partner Entity to pay shareholder dividends that will (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”) of, and (2) avoid any federal income or excise tax liability for, the General Partner Entity.

B. Priority of Distributions. (i) Distributions to holders of Units of a class of Partnership Interests that is entitled to any preference in distribution shall be made in accordance with the rights of such class of Partnership Interests to holders of such Units on the respective Partnership Record Date established for the distribution to such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date).

(ii) Distributions to holders of Class A Units, Class B Units and Units of any other class of Partnership Interests that are not entitled to any preference in distribution shall be made quarterly (or more frequently), to the extent there is Available Cash remaining after the payment of distributions in respect of any classes of Partnership Interests entitled to a preference in distribution in accordance with the foregoing clause (i), in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 to holders of such Units on the respective Partnership Record Date established for the distribution to each such class of Partnership Interests (and, within each such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date).

C. Distributions When Class B Units Are Outstanding. If, for any quarter or shorter period with respect to which a distribution is to be made with respect to Class A Units and Class B Units (a “Distribution Period”), Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to the Class A Units and Class B Units collectively between the Partners who are holders of Class A Units (“Class A”) and the Partners who are holders of Class B Units (“Class B”) as follows:

(1) Class A shall receive that portion of the Available Cash (the “Class A Share”) determined by multiplying the amount of Available Cash by the following fraction:

A x Y

(A x Y)+(B x X)

(2) Class B shall receive that portion of the Available Cash (the “Class B Share”) determined by multiplying the amount of Available Cash by the following fraction:

B x X

(A x Y)+(B x X)

(3) For purposes of the foregoing formulas, (i) “A” equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) “B” equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period; (iii) “Y” equals the number of days in the Distribution Period; and (iv) “X” equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

The Class A Share shall be distributed pro rata among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided that, in no event may a Partner receive a distribution of Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution with respect to a Share for which such Class A Unit has been redeemed or exchanged. The Class B Share shall be distributed pro rata among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued.

D. Distributions When Class B Units Have Been Issued on Different Dates. If Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, “Series B1” and “Series B2” would be as follows:

(1) Series B1 shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

B1 x X1

(A x Y)+(B1 x X1)+(B2 x X2)

(2) Series B2 shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

B2 x X2

(A x Y)+(B1 x X1)+(B2 x X2)

(3) For purposes of the foregoing formulas the definitions set forth in Section 5.1.C.3 remain the same except that (i) “B1” equals the number of Units in Series B1 outstanding on the Partnership Record Date for such Distribution Period; (ii) “B2” equals the number of Units in Series B2 outstanding on the Partnership Record Date for such Distribution Period; (iii) “X1” equals the number of days in the Distribution Period for which the Units in Series B1 were issued and outstanding; and (iv) “X2” equals the number of days in the Distribution Period for which the Units in Series B2 were issued and outstanding.

Section 5.2 Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees, as the case may be, pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3 Distributions Upon Liquidation

Proceeds from a Terminating Capital Transaction shall be distributed to the Partners in accordance with Section 14.2.A.

Section 5.4 Revisions to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V and Exhibit A as it deems necessary to reflect the issuance of such additional Partnership Interests without the requirement for any other consents or approvals of any other Partner.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations For Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C, Net Income shall be allocated:

(i) first, to the General Partner to the extent the Net Losses previously allocated to the General Partner pursuant to Section 6.1.B(iv) exceed the Net Income previously allocated to the General Partner pursuant to this Section 6.1.A(i);

(ii) second, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to Section 6.1.B(iii) exceed the sum of (A) Net Income previously allocated to the General Partner pursuant to this Section 6.1.A(ii) and (B) gross income specially allocated to the General Partner pursuant to Section 6.1.E;

(iii) third to the Limited Partners, in proportion to the amount of Net Losses allocated to each such Limited Partner pursuant to Section 6.1.B(ii), to the extent Net Losses previously allocated to each such Limited Partner pursuant to Section 6.1.B(ii) exceed Net Income previously allocated to each such Limited Partner pursuant to this Section 6.1.A(iii);

(iv) fourth to the General Partner and the Limited Partners, in proportion to the amount of Net Losses allocated to each such Partner pursuant to Section 6.1.B(i), to the extent Net Losses previously allocated to the such Partner pursuant to Section 6.1.B(i) exceed Net Income previously allocated to each such Partner pursuant to this Section 6.1.A(iv);

(v) fifth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of such class of Partnership Interests until each such Partnership Interests has been allocated, on a cumulative basis pursuant to this Section 6.1.A(v), Net Income equal to the amount of distributions received which are attributable to the preference of such class or Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interest in such class as of the last day of the period for which such allocation is being made); and

(vi) sixth, with respect to Partnership Interests that are not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 (and, within such class, pro rata in proportion to the respective Percentage Interest in such class as of the last day of the period for which such allocation is being made).

B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit C, Net Losses shall be allocated:

(i) first, to each Partner who holds Units not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 (and within such class, pro rata to each Partner in proportion to the respective Percentage Interests held by such Partner in such class as of the last day of the period for which the allocation is being made) until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2) and reduced by the Partner’s Series AM Preferred Capital and the Partner’s Class E Preferred Capital) of each such Partner is zero;

(ii) second, to each Limited Partner who holds Series AM Preferred Units, pro rata in proportion to the respective Percentage Interest in such series of Units as of the last day of the period for which the allocation is being made, until the Adjusted Capital Account of such Limited Partner is zero;

(iii) third, to the General Partner as holder of the Class E Preferred Units until the Adjusted Capital Account (ignoring for this purpose any amounts the General Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2)) of the General Partner is zero; and

(iv) fourth, to the General Partner.

C. Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the General Partner by taking into account the facts and circumstances relating to each Partner’s respective interest in the profits of the Partnership. For this purpose, the General Partner shall have the sole and absolute discretion in any fiscal year to allocate such excess Nonrecourse Liabilities among the Partners in any manner permitted under Code Section 752 and the Regulations thereunder.

D. Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

E. Gross Income Allocation. Notwithstanding Section 6.1.A and Section 6.1.B, but subject to the special allocations set forth in Section 1 of Exhibit C, to the extent the General Partner’s Adjusted Capital Account does not equal at least the sum of the Class E Preferred Capital after taking into account the allocations set forth in Section 6.1.A and Section 6.1.B, then the General Partner shall be specially allocated items of gross income in an amount that causes the General Partner’s Capital Account to be equal to the sum of the Class E Preferred Capital.

Section 6.2 Revisions to Allocations to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and Exhibit A as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management

A. Powers of the General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause (unless the Shares of the General Partner Entity corresponding to Class A Units are not Publicly Traded, in which case the General Partner may be removed (a) without cause by the Consent of Limited Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by all Limited Partnership Interests then entitled to vote thereon (including for this purpose any such Limited Partnership Interests held by the General Partner) or (b) with cause by the Consent of the Outside Limited Partners). In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

(1)	the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as are required under Section 5.1.A or will permit the General Partner Entity (so long as the General Partner Entity qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner Entity deems necessary for the conduct of the activities of the Partnership;

(2)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

(4)	the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

(5)	the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(6)	the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)	the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct or the operations of the General Partner or the Partnership, the lending of funds to other Persons (including, without limitation, any Subsidiaries of the Partnership) and the repayment of obligations of the Partnership, any of its Subsidiaries and any other Person in which it has an equity investment;

(8)	the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(9)	the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

(10)	the collection and receipt of revenues and income of the Partnership;

(11)	the selection, designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring;

(12)	the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(13)	the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided that, as long as the General Partner has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(14)

the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(15)	the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

(16)	the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership;

(17)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

(18)	the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

(19)	the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(20)	the distribution of cash to acquire Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Unit Redemption Right under Section 8.6;

(21)	the acquisition of Units in exchange for cash, debt instruments, or other property; and

(22)	the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

B. No Approval by Limited Partners. Except as provided in Section 7.11, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

D. Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership under Article XIII.

E. No Obligation to Consider Tax Consequences of Limited Partners. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by any of them. The General Partner is acting on behalf of the Partnership’s Limited Partners and its shareholders collectively. The General Partner and the Partnership shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions, provided that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

Section 7.2 Certificate of Limited Partnership

The initial General Partner has previously filed the Certificate with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

Section 7.3 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by that entity for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.4 Reimbursement of the General Partner

A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not receive payment from the Partnership or otherwise be compensated for its services as general partner of the Partnership.

B. Responsibility for Partnership and General Partner Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations and the Partnership shall be responsible for and shall pay or reimburse all expenses and discharge all liabilities of any nature whatsoever that the General Partner may incur (including, without limitation, any expenses related to or resulting from the operations of the General Partner or the Partnership and to the management and administration of any Subsidiaries of the General Partner permitted under Section 7.5.A or the Partnership or Subsidiaries of the Partnership, such as auditing expenses and filing fees and any tax liabilities of the General Partner and its Subsidiaries); provided that (i) the amount of any such reimbursement shall be reduced by (x) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder); and (y) any amount derived by the General Partner from any investments permitted in Section 7.5.A; (ii) the Partnership shall not be responsible for any taxes that the General Partner would not have been required to pay if it qualified as a REIT for federal income tax purposes or any taxes imposed on the General Partner by reason of its failure to distribute to its shareholders an amount equal to its taxable income; (iii) the Partnership shall not be responsible for expenses or liabilities incurred by the General Partner in connection with any business or assets of the General Partner other than its ownership of Partnership Interests or operation of the business of the Partnership or ownership of interests in Qualified REIT Subsidiaries to the extent permitted in Section 7.5.A; and (iv) the Partnership shall not be responsible for any expenses or liabilities of the General Partner that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof. The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership. If certain expenses are incurred that are related both to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership and to the ownership of other assets (other than Qualified REIT Subsidiaries as permitted under Section 7.7.A) or the operation of other businesses, such expenses will be allocated to the Partnership and such other entities (including the General Partner) owning such other assets or businesses in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3.C and as a result of indemnification pursuant to Section 7.7. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

C. Partnership Interest Issuance Expenses. The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of Partnership Interests, Shares, Debt of the Partnership or Funding Debt or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

D. Purchases of Shares by the General Partner. If the General Partner Entity exercises its rights under the Articles of Incorporation to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the General Partner Entity, any employee equity purchase plan adopted by the General Partner Entity or any similar obligation or arrangement undertaken by the General Partner Entity in the future, the purchase price paid by the General Partner Entity for those Shares and any other expenses incurred by the General Partner Entity in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursable to the General Partner Entity, subject to the conditions that: (i) if those Shares subsequently are to be sold by the General Partner Entity, the General Partner Entity shall pay to the Partnership any proceeds received by the General Partner Entity for those Shares (provided that a transfer of Shares for Units pursuant to Section 8.6 would not be considered a sale for such purposes), and (ii) if such Shares are not retransferred by the General Partner Entity within thirty (30) days after the purchase thereof, the General Partner Entity shall cause the Partnership to cancel a number of Units (rounded to the nearest whole Unit) of the corresponding class held by the General Partner Entity equal to (i) in the case of Common Shares, the product attained by multiplying the number of those Common Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, and (ii) in the case of any other Shares, the number of such Shares, which Units shall be treated as having been redeemed by the Partnership for the payment made by the Partnership to the General Partner Entity with respect to the corresponding Shares.

E. Reimbursement not a Distribution. Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts. Amounts deemed paid by the Partnership to the General Partner in connection with the redemption of Units pursuant to clause (ii) of subparagraph (D) above shall be treated as a distribution for purposes of computing the Partner’s Capital Accounts.

Section 7.5 Outside Activities of the General Partner; Relationship of Shares to Units; Funding Debt

A. General. Without the Consent of the Outside Limited Partners, the General Partner shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto. Without the Consent of the Outside Limited Partners, following the consummation of the Partnership Rollup, the assets of the General Partner shall be limited to Partnership Interests and permitted debt obligations of the Partnership (as contemplated by Section 7.5.F), so that Shares and Units are completely fungible except as otherwise specifically provided herein; provided, that the General Partner shall be permitted to hold such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided that accounts held on behalf of the Partnership to permit the General Partner to carry out its responsibilities under this Agreement shall be considered to belong to the Partnership and the interest earned thereon shall, subject to Section 7.4.B, be applied for the benefit of the Partnership); and, provided further, that the General Partner shall be permitted to hold and acquire, directly or through a Qualified REIT Subsidiary or limited liability company, Qualified Assets. The General Partner and any of its Subsidiaries may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

B. Repurchase of Shares and Other Securities. If the General Partner Entity exercises its rights under the Articles of Incorporation to purchase Shares or otherwise elects to purchase from the holders thereof Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt, then the General Partner shall cause the Partnership to purchase from the General Partner (i) in the case of a purchase of Common Shares, that number of Class A Units equal to the product obtained by multiplying the number of Shares purchased by the General Partner Entity times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, or (ii) in the case of the purchase of any other class of Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt, the Units, other Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership corresponding to the securities so purchased by the General Partner Entity, in each case on the same terms and for the same aggregate price that the General Partner Entity purchased such securities.

C. Forfeiture of Shares. If the Partnership or the General Partner Entity acquires Shares as a result of the forfeiture of such Shares under a restricted share, share bonus or any other similar share plan, then the General Partner shall cause the Partnership to cancel, without payment of any consideration to the General Partner, that number of Units of the appropriate class equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

D. Issuances of Shares and Other Securities. After the date hereof, the General Partner Entity shall not grant, award or issue any additional Common Shares (other than Common Shares issued pursuant to Section 8.6 hereof or pursuant to a dividend or distribution (including any share split) of Common Shares to all of holders of Common Shares that results in an adjustment to the Conversion Factor pursuant to clause (i), (ii) or (iii) of the definition thereof), other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Common Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and (ii) the General Partner transfers to the Partnership, as an additional Capital Contribution, the proceeds from the grant, award or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be. Without limiting the foregoing, the General Partner Entity is expressly authorized to issue additional Common Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Partnership to issue to the General Partner corresponding Partnership Interests (for example, and not by way of limitation, the issuance of Shares and corresponding Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise), as long as (a) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership and (b) the General Partner transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

E. Share Option Plan. If at any time or from time to time, the General Partner Entity sells Common Shares pursuant to any Share Option Plan, the General Partner shall transfer the net proceeds of the sale of such Common Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Units equal to the number of Common Shares so sold divided by the Conversion Factor.

F. Funding Debt. The General Partner or the General Partner Entity or any wholly owned Subsidiary of either of them may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the General Partner, the General Partner Entity or such Subsidiary, as the case may be, lend to the Partnership the net proceeds of such Funding Debt; provided that Convertible Funding Debt shall be issued in accordance with the provisions of Section 7.5.D above; and, provided further that the General Partner, the General Partner Entity or such Subsidiary shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner Entity’s ability to remain qualified as a REIT. If the General Partner, General Partner Entity or such Subsidiary enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule, costs and expenses and other financial terms, as are applicable with respect to or incurred in connection with such Funding Debt.

Section 7.6 Transactions with Affiliates

A. Transactions with Certain Affiliates. Except as expressly permitted by this Agreement with respect to any non-arms’-length transaction with an Affiliate, the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Partner or any Affiliate of the Partnership or the General Partner that is not also a Subsidiary of the Partnership, except pursuant to transactions that are determined in good faith by the General Partner to be on terms that are fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

B. Conflict Avoidance. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a noncompetition arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, and Marriott International and any Affiliates thereof on such terms as the General Partner, in its sole and absolute discretion, believes is advisable.

C. Benefit Plans Sponsored by the Partnership. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.

Section 7.7 Indemnification

A. General. The Partnership shall indemnify each Indemnitee to the fullest extent provided by the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership or the General Partner or the operation of, or the ownership of property by, any of them as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

B. Advancement of Expenses. Reasonable expenses incurred or expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partnership, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

E. Benefit Plan Fiduciary. For purposes of this Section 7.7, (i) excise taxes assessed on an Indemnitee, or for which the Indemnitee is otherwise found liable, in connection with an ERISA Plan Investor pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (ii) actions taken or omitted by the Indemnitee in connection with an ERISA Plan Investor in the performance of its duties shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F. No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I. Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

J. Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

Section 7.8 Liability of the General Partner

A. General. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner acted, or failed to act, in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

B. Obligation to Consider Interests of General Partner Entity. The Limited Partners expressly acknowledge that the General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner Entity of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences.

C. No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner’s shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

D. Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

E. Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner

A. Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity to continue to qualify as a REIT or (ii) to allow the General Partner Entity to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing, in each case except to the extent that such action does or purports to impose liability on the Limited Partner. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.11 Restrictions on General Partner’s Authority

A. Consent Required. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act. The preceding sentence shall not apply to any limitation or prohibition in this Agreement that expressly authorizes the General Partner to take action (either in its discretion or in specified circumstances) so long as the General Partner acts within the scope of such authority.

B. Sale of All Assets of the Partnership. Except as provided in Article XIV and subject to the provisions of Section 7.11.C, the General Partner may not, directly or indirectly, cause the Partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger (including a triangular merger), consolidation or other combination with any other Persons) without the Consent of Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by all Partnership Interests then entitled to vote thereon (including for this purpose any such Partnership Interests held by the General Partner), provided, however, that the foregoing limitation shall not apply to any leases of all or substantially all of the Partnership’s assets entered into by the Partnership in order to satisfy any REIT Requirements.

C. Voting Rights of Limited Partners During the Initial Holding Period.

(1) During the Initial Holding Period, if a vote of the shareholders of the General Partner is required in connection with any of the transactions described in clause (i), (ii) or (iii) below, the Partnership shall not engage in such transaction unless such transaction is approved by the holders of a majority of all outstanding Class A Units and Class B Units (or, in the case of a transaction described in clause (iii), a majority of the Class A Units and Class B Units that are voted, provided that at least a majority of the Class A Units and Class B Units are voted), including Class A Units and Class B Units held by the General Partner, voting as a single class with the General Partner voting its Class A Units and Class B Units in the same proportion as its shareholders vote. The transactions subject to this paragraph are: (i) a sale of all or substantially all of the assets of the Partnership; (ii) a merger involving the Partnership; or (iii) any issuance of Units in connection with an issuance of Common Shares representing 20% or more of the outstanding Common Shares of the General Partner Entity which would require shareholder approval of such transaction under the rules of the New York Stock Exchange.

(2) During the Initial Holding Period, any taxable sale or sales of hotels representing more than 10% of the aggregate Appraised Value of the hotels of any partnership the interests in which were contributed to the Partnership in exchange for Units would require, in addition to any other approval requirements, the approval of a majority of all outstanding Units held by Persons who formerly were limited partners of such partnership, voting as a separate class.

Section 7.12 Loans by Third Parties

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property) with any Person that is not the General Partner upon such terms as the General Partner determines appropriate (subject to Section 7.6); provided that, the Partnership shall not incur any Debt that is recourse to the General Partner, except to the extent otherwise agreed to by such General Partner in its sole discretion.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 and Section 14.3, or under the Act.

Section 8.2 Management of Business

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners

Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.C hereof and to any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this

Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person (other than the General Partner) shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4 Return of Capital

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A(ii) and 6.1.B(i), or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

Section 8.5 Rights of Limited Partners Relating to the Partnership

A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense:

(1)	to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner Entity pursuant to the Exchange Act;

(2)	to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3)	to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4)	to obtain a copy of this Agreement, the Certificate and the Articles of Incorporation and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate, the Articles of Incorporation and all amendments thereto have been executed; and

(5)	to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. Notice of Conversion Factor. The Partnership shall promptly notify each Limited Partner (i) upon request of the then current Conversion Factor and (ii) of any changes to the Conversion Factor.

C. Notice of Extraordinary Transaction of the General Partner Entity. The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, a sale of all or substantially all of its assets or any other similar extraordinary transaction without providing written notice to the Limited Partners of its intention to make such distribution or effect such merger, consolidation, combination, sale or other extraordinary transaction at least twenty (20) Business Days prior to the record date to determine equity holders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) Business Days before consummation of such merger, sale or other extraordinary transaction), which notice shall describe in reasonable detail the action to be taken. This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Unit Redemption Right; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

D. Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential, provided that this Section 8.5.D shall not affect the twenty (20) Business Day requirements set forth in Section 8.5.C above.

Section 8.6 Unit Redemption Right

A. General. (i) Subject to Section 8.6.C, Section 8.6.D and Section 8.6.E, at any time on or after one year following the date of the initial issuance thereof (which, in the event of the transfer of a Class A Unit or Class B Unit, shall be deemed to be the date that the Class A Unit (or corresponding Class B Unit) or such Class B Unit, as the case may be, was issued to the original recipient thereof for purposes of this Section 8.6), the holder of a Class A Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the “Unit Redemption Right”) to require the Partnership to redeem such Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Unit Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the holder of the Class A Units who is exercising the Unit Redemption Right (the “Redeeming Partner”). A Limited Partner may exercise the Unit Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Class A Units that it owns, as selected by the Limited Partner, provided that a Limited Partner may not exercise the Unit Redemption Right for less than one thousand (1,000) Class A Units unless such Redeeming Partner then holds less than one thousand (1,000) Class A Units, in which event the Redeeming Partner must exercise the Unit Redemption Right for all of the Class A Units held by such Redeeming Partner, and provided further that, with respect to a Limited Partner which is an entity, such Limited Partner may exercise the Unit Redemption Right for less than one thousand (1,000) Class A Units without regard to whether or not such Limited Partner is exercising the Unit Redemption Right for all of the Class A Units held by such Limited Partner as long as such Limited Partner is exercising the Unit Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Limited Partner. For purposes hereof, a Class A Unit issued upon conversion of a Class B Unit shall be deemed to have been issued when the Class B Unit was issued.

(ii) The Redeeming Partner shall have no right with respect to any Class A Units so redeemed to receive any distributions paid in respect of a Partnership Record Date for distributions in respect of Class A Units and Class B Units occurring after the Specified Redemption Date of such Units.

(iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(iv) If the General Partner provides notice to the Limited Partners, pursuant to Section 8.5.C hereof, the Unit Redemption Right shall be exercisable, without regard to whether the Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) Business Days before the consummation of such merger, sale or other extraordinary transaction). If this subparagraph (iv) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Unit Redemption Right, rather than ten (10) Business Days after receipt of the notice of redemption.

B. General Partner Assumption of Right. (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the Articles of Incorporation) and upon providing written notice to the Limited Partners at least three (3) Business Days in advance, elect to assume directly and satisfy a Unit Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as the General Partner determines in its sole and absolute discretion (provided that payment of the Redemption Amount in the form of Common Shares shall be in Common Shares registered under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Common Shares are Publicly Traded and the issuance of Common Shares upon redemption shall be registered under the Securities Act or, at the election of the General Partner, resale of the Common Shares issued upon redemption shall be registered (so long as the Redeeming Partner provides all information required for such registration), and, provided further that, if the Common Shares are not Publicly Traded at the time a Redeeming Partner exercises its Unit Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount), on the Specified Redemption Date, whereupon the General Partner shall acquire the Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Units. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Unit Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner’s exercise of the Unit Redemption Right. If the General Partner shall exercise its right to satisfy the Unit Redemption Right in the manner described in the first sentence of this Section 8.6.B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Unit Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner’s Units to the General Partner. Nothing contained in this Section 8.6.B shall imply any right of the General Partner to require any Limited Partner to exercise the Unit Redemption Right afforded to such Limited Partner pursuant to Section 8.6.A.

(ii) If the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Common Shares, the total number of Common

Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s Class A Units shall be the applicable Shares Amount. If this amount is not a whole number of Common Shares, the Redeeming Partner shall be paid (i) that number of Common Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Common Share which would otherwise be payable to the Redeeming Partner.

(iii) Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Common Shares upon exercise of the Unit Redemption Right.

(iv) Any Common Shares issued in accordance with this Section 8.6.B will be duly and validly authorized and will be validly issued, fully paid and nonassessable and will not be subject to any preemptive rights.

C. Exceptions to Exercise of Unit Redemption Right. Notwithstanding the provisions of Sections 8.6.A and 8.6.B, a holder of Class A Units shall not be entitled to exercise the Unit Redemption Right pursuant to Section 8.6.A if (but only as long as) the delivery of Shares to such holder on the Specified Redemption Date would be (i) prohibited under those portions of the Articles of Incorporation relating to restrictions on ownership and transfer of Shares or (ii) prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Unit Redemption Right).

D. No Liens on Units Delivered for Redemption. All Class A Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Class A Units which are or may be subject to any liens. If any state or local property transfer tax is payable as a result of the transfer of Units to the Partnership or the General Partner pursuant to the Unit Redemption Right, the Redeeming Partner shall assume and pay such transfer tax.

E. Additional Partnership Interests; Modification of Holding Period. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Unit Redemption Right with respect to such Partnership Interests which differ from those set forth in this Agreement), provided that no such revisions shall materially adversely affect the rights of any other Limited Partner to exercise its Unit Redemption Rights without that Limited Partner’s prior written consent. In addition, the General Partner may, with respect to any holder or holders of Units, at any time and from time to time, as it shall determine in its sole discretion, reduce or waive the length of the period prior to which such holder or holders may not exercise the Unit Redemption Right.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 9.2 Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports

A. Annual Reports. As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its equity holders, the General Partner shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership and its Subsidiaries, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner Entity.

B. Quarterly Reports. If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

C. General Partner Entity Communications to Equity Holders. The General Partner shall cause to be mailed to each Limited Partner a copy of each written report, proxy statement or other communication sent to holders of Shares. Such materials will be sent to each Limited Partner on the same date on which they are first sent to holders of Shares.

ARTICLE X

TAX MATTERS

Section 10.1 Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2 Tax Elections

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code (including, without limitation, the election under Section 754 of the Code). The General Partner shall have the right to seek to revoke any such election upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3 Tax Matters Partner

A. General. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

B. Powers. The tax matters partner is authorized, but not required:

(1)

to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who

(within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2)	if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)	to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)	to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(6)	to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such.

C. Reimbursement. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4 Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

Section 10.5 Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. If a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate under the laws of the State of Maryland) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request to perfect or enforce the security interest created hereunder.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer

A. Definition. The term “transfer,” when used in this Article XI with respect to a Partnership Interest or a Unit, shall be deemed to refer to a transaction by which a General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article XI does not include any redemption or repurchase of Units by the Partnership from a Partner or acquisition of Units from a Limited Partner by the General Partner pursuant to Section 8.6 or otherwise. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B. General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

Section 11.2 Transfers of Partnership Interests of General Partner

A. General. The General Partner may not transfer any of its Partnership Interest (including both its General Partnership Interest and its Limited Partnership Interest) except in connection with a transaction described in Section 11.2.B, any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the shareholders of the surviving entity are substantially identical to the shareholders of the General Partner Entity, or as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as General Partner except in connection with a transaction described in Section 11.2.B or any such merger, consolidation, or other combination described above.

B. Specific Transactions Prohibited. The General Partner Entity shall not engage in any merger (including a triangular merger), consolidation or other combination with or into another Person (other than any transaction following the consummation of which the shareholders of the surviving entity are substantially identical to the shareholders of the General Partner Entity), sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Conversion Factor”) (“Termination Transaction”), unless (i) the Termination Transaction has been approved by the Consent of

Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by all Partnership Interests then entitled to vote thereon (including for this purpose any such Partnership Interests held by the General Partner), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Units and (iii) in connection with which all Limited Partners either will receive, or will have the right to receive, for each Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid to a holder of Shares, if any, corresponding to such Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares, or such other percentage required for the approval of mergers under the charter documents of the General Partner Entity, each holder of Units shall receive, or shall have the right to receive without any right of Consent set forth above in this subsection B, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Unit Redemption Right and received Shares in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. The General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a General Partner Entity other than the General Partner, unless the successor General Partner Entity executes and delivers a counterpart to this Agreement in which such General Partner Entity agrees to be fully bound by all of the terms and conditions contained herein that are applicable to a General Partner Entity.

Section 11.3 Limited Partners’ Rights to Transfer

A. General. Except to the extent expressly permitted in Sections 11.3.B and 11.3.C or in connection with the exercise of a Unit Redemption Right pursuant to Section 8.6, a Limited Partner may not transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be withheld in the General Partner’s sole and absolute discretion. Any transfer otherwise permitted under Sections 11.3.B and 11.3.C shall be subject to the conditions set forth in Section 11.3.D, 11.3.E and 11.3.F, and all permitted transfers shall be subject to Section 11.5.

B. Incapacitated Limited Partners. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. Permitted Transfers. A Limited Partner may transfer, with or without the consent of the General Partner, all or a portion of its Partnership Interest (i) in the case of a Limited Partner who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Limited Partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Units were transferred pursuant to clause (i) above, to its partners, owners or stockholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Units to it pursuant to clause (i) above, (iv) in the case of a Limited Partner which acquired Units as of the date of the Second A&R Partnership Agreement and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, stockholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person’s Partnership Interests whether the Units relating thereto were acquired on such date or thereafter), (v) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Limited Partner and the Partnership pursuant to which such Partnership Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Limited Partner and (ix) pursuant to a grant of security interest or other encumbrance effectuated in a bona fide transaction or as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.F hereof. A trust or other entity will be considered formed “for the benefit” of a Partner’s Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

D. No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of Units by a Limited Partner unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Partnership) to such Limited Partner to the effect that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Unit or, at the option of the Partnership, an opinion of legal counsel to the Partnership to the same effect.

E. No Transfers Affecting Tax Status of Partnership. No transfer of Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner or the General

Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2), (ii) in the opinion of legal counsel for the Partnership, it likely would cause the General Partner Entity to no longer qualify as a REIT or would subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

F. No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion, if the deemed exercise by such lender or Person of all of its rights under the pledge or Unit transfer agreement would result in such lender or Person owning Units in violation of the Ownership Limitation set forth in Section 12.2.A of this Agreement; provided that, as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.4 Substituted Limited Partners

A. Consent of General Partner. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be, given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. Rights of Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 16.11) and such other documents or instruments as may be required to effect the admission.

C. Amendment of Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, Capital Account, number of Units and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account and Percentage Interest and interest of the predecessor of such Substituted Limited Partner.

Section 11.5 Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, or any transferee does not request admission as a Substituted Limited Partner, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to vote such Units in any matter presented to the Limited Partners holding Units of the same class of Partnership Interests for a vote (such Units being deemed to have been voted on such matter in the same proportion as all other Units held by Limited Partners are voted). If any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Units.

Section 11.6 General Provisions

A. Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Units in accordance with this Article XI or pursuant to redemption of all of its Units under Section 8.6.

B. Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Units in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its Units under Section 8.6 shall cease to be a Limited Partner.

C. Timing of Transfers. Transfers pursuant to this Article XI may only be made upon three Business Days prior notice, unless the General Partner otherwise agrees.

D. Allocations. If any Partnership Interest is transferred during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash attributable to any Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Unit shall be made to the transferee Partner.

E. Additional Restrictions. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article XI and Article VII, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner, the General Partner Entity, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner, the General Partner Entity, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (vi) if such transfer would cause the Partnership Interests of “benefit plan investors” to become “significant,” as those terms are used in 29 C.F.R. § 2510.3-101(f), or any successor regulation thereto, or would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or, with respect to any plan defined in Section 4975(e) of the Code, a “disqualified person” (as defined in Section 4975(e) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any ERISA Plan Investor pursuant to 29 C.F.R. § 2510.3-101, or any successor regulation thereto; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided that, this clause (ix) shall not be the basis for limiting or restricting in any manner the exercise of the Unit Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (x) if such transfer subjects the Partnership or the activities of the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (xi) if such transfer could reasonably be expected to cause the General Partner Entity to fail to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the transferring Partner (which opinion and counsel shall be reasonably satisfactory to the Partnership) or legal counsel for the Partnership, such transfer would cause the General Partner Entity to fail to continue to qualify as a REIT or subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code.

F. Avoidance of “Publicly Traded Partnership” Status. The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Unit to exercise the Unit Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

ARTICLE XII

RESTRICTION ON OWNERSHIP OF UNITS

Section 12.1 Definitions

For the purpose of this Article XII, the following terms shall have the following meanings:

“Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 12.4.G, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code and that no such organization constitute ownership of Units (including Units owned by it by reason of its being a Charitable Beneficiary) that exceed the Ownership Limitation.

“Charitable Trust” means any trust provided for in Section 12.2.B and Section 12.4.F.

“Charitable Trustee” means the Person unaffiliated with the Partnership and a Prohibited Owner that is appointed by the Partnership to serve as trustee of the Charitable Trust.

“Constructive Ownership” means ownership of Units by a Person, whether the interest in Units is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Initial Date” means the date upon which the Certificate is filed for record with the Secretary of State of the State of Delaware.

“Market Price” means, for any date, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price on such date for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the General Partner or, in the event that no trading price is available for such Shares, the fair market value of such Shares, as determined in good faith by the General Partner.

“Ownership Limitation” has the meaning set forth in Section 12.2.A.

“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 12.2.B, would Beneficially or Constructively Own Units.

“Restriction Termination Date” means the first day after the Initial Date on which the General Partner determines that it is no longer in the best interests of the General Partner Entity to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Units set forth herein is no longer required in order for the General Partner Entity to qualify as a REIT.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Constructive Ownership, or any agreement to take any such actions or cause any such events, of Units or the right to vote or receive distributions on Units, including (i) a change in the capital structure of the Partnership, (ii) a change in the relationship between two or more Persons which causes a change in ownership of Units by application of Section 318 of the Code, as modified by Section 856(d)(5), (iii) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest or similar right to acquire Units, (iv) any disposition of any securities or rights convertible into or exchangeable for Units or any interest in Units or any exercise of any such conversion or exchange right and (v) Transfers of interests in other entities that result in changes in Constructive Ownership of Units; in each case, whether voluntary or involuntary, whether owned of record or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 12.2 Ownership Limitation on Units

A. Basic Restriction. No Person (other than the General Partner and the wholly owned subsidiaries (direct and indirect) of the General Partner) may Constructively Own more than 4.9% by value of any class of Partnership Interests (the “Ownership Limitation”).

B. Transfers in Trust. If any Transfer of Units occurs which, if effective, would result in any Person (excluding the General Partner and the wholly owned subsidiaries (direct and indirect) of the General Partner) Constructively Owning Units in violation of the Ownership Limitation,

(1) then that number of Units the Constructive Ownership of which otherwise would cause such Person to violate the Ownership Limitation (rounded up to the next whole Unit) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 12.4, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Units; or

(2) if the transfer to the Charitable Trust described in clause (1) of this sentence would not be effective for any reason to prevent the violation of the Ownership Limitation, then the Transfer of that number of Units that otherwise would cause any Person to violate the Ownership Limitation shall be void ab initio, and the intended transferee shall acquire no rights in such Units.

C. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Constructive Ownership of Units that reasonably could be expected to violate the Ownership Limitation, or any Person who would have owned Units that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 12.4.A, shall immediately give written notice to the Partnership of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Partnership such other information as the Partnership may request in order to determine the effect, if any, of such acquisition or ownership on the General Partner Entity’s status as a REIT.

D. Legend. Each certificate for Units shall bear substantially the following legend:

The interests represented by this certificate are subject to restrictions on Constructive Ownership and Transfer for the purpose of the General Partner Entity’s maintenance of its status as a Real Estate Investment Trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Partnership Agreement of the Partnership, no Person may Constructively Own Units of the Partnership in excess of 4.9 percent (in value) of the outstanding Units of the Partnership (the “Ownership Limitation”). Any Person who Constructively Owns or attempts to Constructively Own Units in excess or in violation of the Ownership Limitation must immediately notify the Partnership. If the Ownership Limitation is violated, the Units represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the Ownership Limitation described above may be void ab initio. A Person who attempts to Constructively Own Units in violation of the Ownership Limitation described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Units. All capitalized terms in this legend have the meanings defined in the Partnership Agreement of the Partnership, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Units of the Partnership on request and without charge.

Instead of the foregoing legend, the certificate may state that the Partnership will furnish a full statement about certain restrictions on transferability to a Partner on request and without charge.

E. Increase in Ownership Limitation. The General Partner may from time to time increase the Ownership Limitation, as provided in this Section 12.2.E. Prior to the modification of the Ownership Limitation pursuant to this Section 12.2.E, the General Partner may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the General Partner Entity’s status as a REIT if the modification in the Ownership Limitation were to be made.

F. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 12.2, Section 12.3 or Section 12.4 or any definition contained in Section 12.1, the General Partner shall have the power to determine the application of the provisions of this Section 12.2, Section 12.3 or Section 12.4 with respect to any situation based on the facts known to it. If Section 12.2, Section 12.3 or Section 12.4 requires an action by the General Partner and this Agreement fails to provide specific guidance with respect to such action, the General Partner shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2, 12.3 and 12.4.

G. Remedies for Breach. If the General Partner shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of the Ownership Limitation or that a Person intends to acquire or has attempted to acquire Constructive Ownership of any Units in violation of the Ownership Limitation (whether or not such violation is intended), the General Partner shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Partnership to redeem Units, refusing to give effect to such Transfer on the books of the Partnership or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of the Ownership Limitation shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the General Partner.

H. Remedies Not Limited. Nothing contained in this Section 12.2 shall limit the authority of the General Partner Entity to take such other action as it deems necessary or advisable to protect the General Partner Entity and the interests of its shareholders in preserving the General Partner Entity’s status as a REIT.

Section 12.3 Exceptions to the Ownership Limitation

A. Exception by Request. The General Partner, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limitation with respect to the ownership of any series or class of Units, subject to the following conditions and limitations: (i) the General Partner shall have determined that assuming such Person would Beneficially Own or Constructively Own the maximum amount of Units permitted as a result of the exception to be granted, the Partnership would not be classified as an association taxable as a corporation pursuant to Section 7704 of the Code and would not otherwise cause the General Partners to fail to qualify as a REIT; and (ii) such Person provides the General Partner such representations and undertakings, if any, as the General Partner may, in its sole and absolute discretion, determine to be necessary in order for it to make the determination that the conditions set forth in clause (i) above of this Section 12.3 have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limitation for such Person with respect to the Constructive Ownership of one or more other classes of Units not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of Section 12.2.G with respect to Units held in excess of the Ownership Limitation with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (A)).

B. Opinion. Prior to granting any exception or exemption pursuant to subparagraph (A), the General Partner may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the General Partner, in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the General Partner Entity’s status as a REIT; provided, however, that the General Partner shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

Section 12.4 Transfer of Units in Trust

A. Ownership in Trust. Upon any purported Transfer that would result in a transfer of Units to a Charitable Trust, such Units shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 12.2.B. The Charitable Trustee shall be appointed by the Partnership and shall be a Person unaffiliated with the Partnership and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Partnership as provided in subparagraph G.

B. Status of Units Held by the Charitable Trustee. Units held by the Charitable Trustee shall be issued and outstanding Units of the Partnership. The Prohibited Owner shall have no rights in the Units held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Units held in trust by the Charitable Trustee, shall have no rights to distributions with respect to such Units, shall not have Unit Redemption Rights with respect to such Units and shall not possess any rights to vote or other rights attributable to the Units held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Units.

C. Distribution and Voting Rights. The Charitable Trustee shall have all voting rights and rights to distributions with respect to Units held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Partnership that Units have been transferred to the Charitable Trustee by the recipient thereof shall be paid with respect to such Units to the Charitable Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Units held in the Charitable Trust and, subject to Delaware law, effective as of the date that Units have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Partnership that Units have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Partnership has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of Section 11.3 and this Section 12.4, until the Partnership has received notification that Units have been transferred into a Charitable Trust, the Partnership shall be entitled to rely on its Unit transfer and other Partnership records for purposes of preparing lists of Partners entitled to vote at meetings, determining the validity and authority of proxies or consents and otherwise conducting votes of Partners.

D. Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Partnership, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Units of the class or series of Units that is held in the Charitable Trust, that portion of the assets of the Partnership available for distribution to the holders of such class or series (and, within such class, pro rata in proportion to the respective Percentage Interests in such class of such holders). The Charitable Trustee shall distribute any such assets received in respect of the Units held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Partnership, in accordance with Section 12.4.E.

E. Redemption of Units Held by Charitable Trustee. Within 20 days of receiving notice from the Partnership that Units have been transferred to the Charitable Trust, the Partnership shall redeem the Units held in the Charitable Trust in accordance with Section 8.6.B. Upon such redemption, the interest of the Charitable Beneficiary in the Units redeemed shall terminate and the Charitable Trustee shall distribute the net proceeds of the redemption to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.4.E. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Units or, if the Prohibited Owner did not give value for the Units in connection with the event causing the Units to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the fair market value (based on the Market Price of the Shares of the General Partner) of the Units on the day of the event causing the Units to be held in the Charitable Trust and (2) the price per Unit received by the Charitable Trustee from the redemption or other disposition of the Units held in the Charitable Trust. Any net proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Partnership that Units have been transferred to the Charitable Trustee, such Units are redeemed by a Prohibited Owner, then (i) such Units shall be deemed to have been redeemed on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Units that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.4.E, such excess shall be paid by the Prohibited Owner to the Charitable Trustee upon demand.

F. Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Partnership shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Units held in the Charitable Trust would not violate the Ownership Limitation and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code and that no such organization constitutes Ownership of Units (including Units owned by it by reason of its being a Charitable Beneficiary) that exceeds the Ownership Limitation.

Section 12.5 Enforcement

The Partnership is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XII.

Section 12.6 Non-Waiver

No delay or failure on the part of the Partnership in exercising any right hereunder shall operate as a waiver of any right of the Partnership, as the case may be, except to the extent specifically waived in writing.

ARTICLE XIII

ADMISSION OF PARTNERS

Section 13.1 Admission of a Successor General Partner

A successor to all of the General Partner’s General Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership a written acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

Section 13.2 Admission of Additional Limited Partners

A. General. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement, including without limitation, under Section 4.2.B, or who exercises an option to receive Units shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 16.11 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

B. Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 13.3 Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 16.11.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.1 Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

(i) the expiration of its term as provided in Section 2.4 hereof;

(ii) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after the withdrawal a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

(iii) through December 31, 2058, an election to dissolve the Partnership made by the General Partner with the consent of Limited Partners who hold ninety percent (90%) of the outstanding Units held by Limited Partners (including Units held by the General Partner);

(iv) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion after December 31, 2058;

(v) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(vi) the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

(vii) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

Section 14.2 Winding Up

A. General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, if there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partners, include equity or other securities of the General Partners or any other entity) shall be applied and distributed in the following order:

(1)	First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2)	Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partners;

(3)	Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the Limited Partners;

(4)	Fourth, to the holder of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata in proportion to its respective Percentage Interest in such class); and

(5)	The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIV.

B. Deferred Liquidation. Notwithstanding the provisions of Section 14.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 14.3 Compliance with Timing Requirements of Regulations

Subject to Section 14.4, if the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIV to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the

Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIV may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case, the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

Section 14.4 Rights of Limited Partners

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

Section 14.5 Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 14.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 14.6 Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of Partnership cash and property as provided in Section 14.2, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 14.7 Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.2, to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 14.8 Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership’s property.

Section 14.9 Liability of Liquidator

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7.

ARTICLE XV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 15.1 Amendments

A. General. Amendments to this Agreement may be proposed by a General Partner or by any Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. Following such proposal (except an amendment governed by Section 15.1.B), the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote in the same proportion as the votes of the Partners who responded in a timely manner. A proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and, except as provided in Section 15.1.B, 15.1.C or 15.1.D, it receives the Consent of Limited Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest of all Limited Partners holding Limited Partnership Interests of such classes as are then entitled to vote thereon (including for such purpose any such Limited Partnership Interests held by the General Partner).

B. Amendments Not Requiring Limited Partner Approval. Notwithstanding Section 15.1.A but subject to Section 15.1.C, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)	to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)	to reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement (which may be effected through the replacement of Exhibit A with an amended Exhibit A);

(3)	to set forth the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to Article IV;

(4)	to reflect a change that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of this Agreement, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(5)	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

The General Partner shall notify the Limited Partners in writing when any action under this Section 15.1.B is taken in the next regular communication to the Limited Partners or within 90 days of the date thereof, whichever is earlier.

C. Amendments Requiring Limited Partner Approval (Excluding General Partners). Notwithstanding Section 15.1.A, without the Consent of the Outside Limited Partners, the General Partner shall not amend Section 4.2.A, Section 5.1.E, Section 7.1.A (second sentence only), Section 7.4, Section 7.5, Section 7.6, Section 7.8, Section 7.10 (second sentence only), Section 7.11.B, Section 7.11.C, Section 8.5, Section 9.3, Section 11.2, Section 14.1 (other than Section 14.1(iii)), Section 14.5, this Section 15.1.C or Section 15.2. Notwithstanding Section 15.1.A, the General Partner shall not amend Section 14.1(iii) without the Consent of the Outside Limited Partners and the Consent of holders of 90% of the Class A Units and Class B Units (voting together as a single class), including Class A Units and Class B Units held by the General Partner.

D. Other Amendments Requiring Certain Limited Partner Approval. Notwithstanding anything in this Section 15.1 to the contrary, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner’s interest, (ii) modify the limited liability of a Limited Partner or require the Limited Partner to make additional Capital Contributions or provide additional funding to the Partnership, (iii) amend Section 4.1 (last two sentences only), (iv) amend Section 7.11.A, (v) amend Article V, Article VI, clauses (1)-(5) of Section 14.2.A or Section 14.3 (except as permitted pursuant to Sections 4.2, 5.4, 6.2 and 15.1(B)(3)), (vi) amend Section 8.3, (vii) amend Section 8.6 or any defined terms set forth in Article I that relate to the Unit Redemption Right (except as permitted in Section 8.6.E), (viii) amend Section 10.5, Section 11.2.B, Section 11.3.A, Section 11.3.B, Section 11.3.C., Section 11.4.B or Section 11.5 (second sentence only), (ix) amend Section 16.1, (x) amend Article XII (other than as reasonably necessary to maintain the General Partner Entity’s qualification as a REIT) or (xi) amend this Section 15.1.D. This Section 15.1.D does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

E. Amendment and Restatement of Exhibit A Not An Amendment. Notwithstanding anything in this Article XV or elsewhere in this Agreement to the contrary, any amendment and restatement of Exhibit A hereto by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, whether pursuant to Section 7.1.A(22) hereof or otherwise, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as necessary by the General Partner without the Consent of the Limited Partners.

Section 15.2 Meetings of the Partners

A. General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding ten percent (10%) or more of the Partnership Interests. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 15.1.A. Except as otherwise expressly provided in this Agreement, the consent of Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by the Partnership Interests then entitled to vote thereon (including any such Partnership Interests held by the General Partner) shall control.

B. Actions Without a Meeting. Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by Partners holding Percentage Interests that are more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate Percentage Interest represented by the Partnership Interests then entitled to vote thereon (including any such Partnership Interests held by the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Partners holding Percentage Interests that are more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate Percentage Interest represented by the Partnership Interests then entitled to vote thereon. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the date on which written consents from Partners holding the required Percentage Interest have been filed with the General Partner.

C. Proxy. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice thereof.

D. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deem appropriate.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address as the Partners shall notify the General Partner in writing.

Section 16.2 Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” “Sections” and “Exhibits” are to Articles, Sections and Exhibits of this Agreement.

Section 16.3 Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 16.4 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.5 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.6 Creditors

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.7 Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.8 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 16.9 Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.10 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11 Power of Attorney

A. General. Each Limited Partner and each Assignee who accepts Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)	execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2)

execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained in this Section 16.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XV hereof or as may be otherwise expressly provided for in this Agreement.

B. Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 16.12 Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

Section 16.13 No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Units any rights whatsoever as partners or shareholders of the General Partner Entity, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of trustees of the General Partner Entity or any other matter.

Section 16.14 Limitation to Preserve REIT Status

To the extent that any amount paid or credited to the General Partner or any of its officers, directors, trustees, employees or agents pursuant to Section 7.4 or Section 7.7 would constitute gross income to the General Partner for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “General Partner Payment”) then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payment for any fiscal year shall not exceed the lesser of:

(i) an amount equal to the excess, if any, of (a) 4.20% of the General Partner’s total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) though (H) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

(ii) an amount equal to the excess, if any of (a) 25% of the General Partner’s total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments);

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner’s ability to qualify as a REIT. To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOST HOTELS & RESORTS, INC.,
a Maryland Corporation, in its capacity as general partner

By:	/s/ Gregory J. Larson
Name:	Gregory J. Larson
Title:	Senior Vice President

HOST HOTELS & RESORTS, INC., a Maryland Corporation, in its capacity as limited partner

By:	/s/ Gregory J. Larson
Name:	Gregory J. Larson
Title:	Senior Vice President

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1. Capital Accounts of the Partners

A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof.

B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)	Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv) (m)(4).

(2)	The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)	Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)	In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)	Any items specially allocated under Section 2 of Exhibit C hereof shall not be taken into account.

C. Generally, a transferee (including any Assignee) of a Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D.	(1)

Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)	Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided however that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)	In accordance with Regulations Section 1.704- l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

B-2

(4)	In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIV of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIV of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2. No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3. No Withdrawal

No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VII, XIII and XIV of the Agreement.

B-3

EXHIBIT C

SPECIAL ALLOCATION RULES

1. Special Allocation Rules.

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i) (4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704- l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such

Partnership Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D. Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

E. Nonrecourse Deductions. Except as may otherwise be expressly provided by the General Partner pursuant to Section 4.2 with respect to other classes of Units, Nonrecourse Deductions for any Partnership Year shall be allocated only to the Partners holding Class A Units and Class B Units in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

F. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2. Allocations for Tax Purposes

A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the

Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)	(a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

(b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(2)	(a) In the case of an Adjusted Property, such items shall

(i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

(ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

(b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(3)	all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall, subject to the following, have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners. Subject to the exceptions described in the next three sentences, with respect to the Contributed Property transferred to the Partnership as of the date hereof, the Partnership shall elect to use the “traditional method” set forth in Regulations Section 1.704-3(b), but may make a curative allocation pursuant to Regulations Section 1.704-3(c) to a partner of taxable gain recognized by the Partnership on the sale or other taxable disposition of part or all of such Contributed Property to reduce or eliminate disparities between the book and tax items of the noncontributing Partners attributable to the application of the “ceiling rule” under the “traditional method.” With respect to the Contributed Property transferred to the Partnership as of the date hereof by (i) various affiliates of the Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners pursuant to that certain contribution agreement dated April 16, 1998 and (ii) Hopeport, Ltd. (or, alternatively, its partners) and Timeport, Ltd. (or, alternatively, its partners), the Partnership shall elect to use the “traditional method” set forth in Regulations Section 1.704-3(b). With respect to the Contributed Property transferred to the Partnership by The Ritz-Carlton Hotels as of the date hereof, the Partnership shall use the method specified pursuant to the agreement governing the contribution of the Contributed Property. With respect to the Contributed Property transferred to the Partnership by Capitol Center Associates Limited Partnership as of the date hereof, the Partnership shall use the “remedial method” set forth in Regulations Section 1.704-3(d).

EXHIBIT D

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) redeems                                      Units in Host Hotels & Resorts, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P., as amended, and the Unit Redemption Right referred to therein, (ii) surrenders such Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Unit Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:	Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

EXHIBIT F

DESIGNATION OF THE PREFERENCES AND OTHER RIGHTS, RESTRICTIONS AND LIMITATIONS OF THE SERIES A JUNIOR PARTICIPATING PREFERRED UNITS

The Series A Junior Participating Preferred Units shall have the following designations, preferences, rights, restrictions and limitations:

Section 1. Designation and Amount. The shares of such series of Preferred Units shall be designated as “Series A Junior Participating Preferred Units” and the number of Units constituting such series shall be 650,000. Such number of Units may be increased or decreased by the General Partner; provided, that no decrease shall reduce the number of Series A Junior Participating Preferred Units to a number less than the number of shares of the General Partner’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) then outstanding plus the number of shares of Series A Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the General Partner convertible into Series A Preferred Stock.

Section 2. Distributions.

(A) The General Partner, in its capacity as the holder of the then outstanding Series A Junior Participating Preferred Units, shall be entitled to receive out of funds legally available therefor, when, as and if declared by the General Partner, quarterly distributions payable in cash on the 15th day of April, July, October and January in each year (each such date being referred to herein as a “Quarterly Distribution Payment Date” at the rate per Series A Junior Participating Preferred Unit equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per unit amount of all cash distributions, and one thousand (1,000) times the aggregate per unit amount (payable in kind) of all non-cash or other distributions (other than a distribution payable in Class A Units or Class B Units, or a subdivision of the outstanding Class A Units or Class B Units (by reclassification or otherwise)) declared on the Class A and Class B Units, since the immediately preceding Quarterly Distribution Payment Date, or, with respect to the first Quarterly Distribution Payment Date, since the first issuance of any Series A Junior Participating Preferred Units or a fraction thereof. In the event the General Partner shall at any time after November 23, 1998 (the “Rights Declaration Date”) (i) declare or pay any distribution on Class A Units or Class B Units payable in Class A Units or Class B Units, (ii) subdivide the outstanding Class A Units or Class B Units, or (iii) combine the outstanding Class A Units or Class B Units into a smaller number of units, then in each such case the amount to which holders of Series A Junior Participating Preferred Units were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Class A and Class B Units outstanding immediately after such event and the denominator of which is the number of Class A and Class B Units that were outstanding immediately prior to such event.

(B) The General Partner shall declare a distribution on the Series A Junior Participating Preferred Units as provided in paragraph (A) above immediately after it declares a distribution on any Class A or Class B Units (other than a distribution payable in Class A or Class B Units); provided that, in the event no distribution shall have been declared on the Class A and Class B Units during the period between any Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a distribution of $10.00 per unit on the Series A Junior Participating Preferred Units shall nevertheless be payable on such subsequent Quarterly Distribution Payment Date.

(C) Distributions shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Units from the Quarterly Distribution Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Units, unless the date of issue of such units is prior to the record date set for the first Quarterly Distribution Payment Date, in which case distributions on such units shall begin to accrue from the date of issue of such units, or unless the date of issue is a Quarterly Distribution Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Units entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such distributions shall begin to accrue and be cumulative from such Quarterly Distribution Payment Date. Accrued but unpaid distributions shall not bear interest. Distributions paid on the Series A Junior Participating Preferred Units in an amount less than the total amount of such distributions at the time accrued and payable on such units shall be allocated pro rata on a unit-by-unit basis among all such units at the time outstanding. The Board of Directors of the General Partner may fix a record date for the determination of holders of Series A Junior Participating Preferred Units entitled to receive payment of a distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3. Certain Restrictions.

(A) Whenever distributions payable on the Series A Junior Participating Preferred Units as provided in Section 2 are not paid, thereafter and until such distributions, whether or not declared, on Series A Junior Participating Preferred Units outstanding shall have been paid in full, the Partnership shall not:

(i) declare or pay distributions on, or redeem or purchase or otherwise acquire for consideration any units ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Units; or

(ii) declare or pay distributions on any units ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) (the “Parity Units”) with the Series A Junior Participating Preferred Units, except distributions paid ratably on the Series A Junior Participating Preferred Units and all such Parity Units on which distributions are payable in proportion to the total amounts to which the holders of all such units are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration any Parity Units, provided that the General Partner may at any time redeem, purchase or otherwise acquire any such Parity Units in exchange for any units of the General Partner ranking junior (either as to distributions or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Units; or

(iv) redeem or purchase or otherwise acquire for consideration any Series A Junior Participating Preferred Units, or any Parity Units, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors of the General Partner) to all holders of such units upon such terms as the Board of Directors of the General Partner, after consideration of the respective annual distribution rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Partnership shall not permit any subsidiary of the Partnership to purchase or otherwise acquire for consideration any units unless the Partnership could, under paragraph (A) of this Section 3, purchase or otherwise acquire such units at such time and in such manner.

Section 4. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Partnership, no distribution shall be made to the holders of units ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Units unless, prior thereto, the holders of Series A Junior Participating Preferred Units shall have received (i) $55,000 per Unit, plus (ii) any unpaid distributions accrued and unpaid thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Units unless, prior thereto, the holders of Class A and Class B Units shall have received an amount per unit (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as unit splits, unit distributions and recapitalizations with respect to the Class A and Class B Units) (such number in clause (ii) immediately above as so adjusted being referred to as the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Junior Participating Preferred Units and Class A and Class B Units, respectively, holders of Series A Junior Participating Preferred Units and holders of Class A and Class B Units shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Junior Participating Preferred Units and Class A and Class B Units, on a per unit basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred units, if any, which rank on a parity with the Series A Junior Participating Preferred Units, then such remaining assets shall be distributed ratably to the holders of such Parity Units in proportion to their respective liquidation preferences. In the event, however, that there are sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Class A and Class B Units.

(C) In the event the Partnership shall at any time after the Rights Declaration Date (i) declare any distribution on Class A Units or Class B Units payable in Class A Units or Class B Units, (ii) subdivide the outstanding Class A Units or Class B Units, or (iii) combine the outstanding Class A Units or Class B Units into a smaller number of units, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of Class A and Class B Units outstanding immediately after such event and the denominator of which is the number of Class A and Class B Units that were outstanding immediately prior to such event.

Section 5. Consolidation, Merger, Etc. In case the Partnership shall enter into any consolidation, merger, combination or other transaction in which Class A Units or Class B Units are exchanged for or changed into other units or securities, cash and/or any other property, then in any such case the Series A Junior Participating Preferred Units shall at the same time be similarly exchanged or changed into such units or securities, cash and/or any other property in an amount per unit (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of units, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Class A Unit or Class B Unit is changed or exchanged. In the event the Partnership shall at any time after the Rights Declaration Date (i) declare any distribution on Class A Units or Class B Units payable in Class A Units or Class B Units, (ii) subdivide the outstanding Class A Units or Class B Units, or (iii) combine the outstanding Class A Units or Class B Units into a smaller number of units, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Participating Preferred Units (as previously adjusted, if any prior adjustment has occurred) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Class A Units or Class B Units outstanding immediately after such event and the denominator of which is the number of Class A Units or Class B Units that were outstanding immediately prior to such event.

Section 6. Redemption. The outstanding Series A Junior Participating Preferred Units may be redeemed as a whole, but not in part, at any time, or from time to time, at the option of the Board of Directors of the General Partner, at a cash price per share equal to 105 percent of (i) the product of the Adjustment Number times the Average Market Value of the Class A Units or Class B Units, plus (ii) all distributions which on the redemption date are payable on the Class A Units or Class B Units to be redeemed and have not been paid, earned or declared and a sum sufficient for the payment thereof set apart, without interest. The “Average Market Value” of a Class A Unit or Class B unit shall for purposes hereof equal the average of the closing sale prices of the Common Stock of the General Partner during the 30 day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of Common Stock during such 30 day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board in good faith.

Section 7. Ranking. Notwithstanding anything contained herein to the contrary, the Series A Junior Participating Preferred Units shall rank junior to all other series of the General Partner’s preferred units as to the payment of distributions and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

Section 8. General. The rights of the General Partner, in its capacity as the holder of the Series A Junior Participating Preferred Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing contained in this Exhibit F shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Partnership Agreement, other than in its capacity as the holder of the Series A Junior Participating Preferred Units.

* * * *

EXHIBIT G

DESIGNATION OF THE PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS TO SERIES AM CUMULATIVE REDEEMABLE PREFERRED UNITS OF LIMITED PARTNERSHIP INTEREST

The Series AM Cumulative Redeemable Preferred Units of Limited Partnership Interest (“Series AM Preferred Units”) shall have the following designations, preferences, rights, powers, restrictions and limitations:

(1) Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Partnership Agreement. The following capitalized terms used in this Designation of Series AM Preferred Units shall have the respective meanings set forth below:

“Conversion Price” shall mean the conversion price per Class A Unit for which the Series AM Preferred Units are convertible, as such Conversion Price may be adjusted pursuant to Section 5. The initial Conversion Price shall be $9.26 (equivalent to a conversion rate of one Class A Unit for each Series AM Preferred Unit).

“Current Market Price” shall mean, with respect to one Share of a class of outstanding Shares that are Publicly Traded, the average of the daily market price for Shares of such class for the ten consecutive trading days immediately preceding the date with respect to which Current Market Price is being determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day.

“Distribution Date” means (i) for any Distribution Period with respect to which the Partnership pays a distribution on the Class A Units, the date on which such distribution is paid, or (ii) for any Distribution Period with respect to which the Partnership does not pay a distribution on the Class A Units, the date set by the General Partner for payment of distributions on the Series AM Preferred Units, which shall not be later than the 45th calendar day after the end of such Distribution Period.

“Distribution Period” means a quarterly period corresponding to each calendar quarter of each year in which any Series AM Preferred Units are outstanding, commencing with the calendar quarter ending on December 31, 1999, except that the Distribution Period during which any Series AM Preferred Units shall be redeemed pursuant to Section 4 shall end on and include the applicable Redemption Date.

“Fully Junior Units” means the Class A Units, Class B Units and any other Class or Series of Units now or hereafter issued and outstanding over which the Series AM Preferred Units have a preference or priority in both (i) the payment of distributions and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

“Junior Units” means the Class A Units, Class B Units and any other Class or Series of Units now or hereafter issued and outstanding over which the Series AM Preferred Units have a preference or priority in either (i) the payment of distributions or (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

“Original Issue Date” means the date on which the Series AM Preferred Units are first issued by the Partnership.

“Parity Units” has the meaning ascribed thereto in Section 6(B).

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.

“Redemption Date” means the date fixed for redemption of Series AM Preferred Units pursuant to Section 4.

“Series AM Record Date” shall mean the record date for holders of Series AM Preferred Units eligible to receive payment of a distribution on a Distribution Date, which record date shall be (i) if the Distribution Date for the Series AM Preferred Units for a Distribution Period is the same as the distribution payment date for the Class A Units for the same period, the same as the Partnership Record Date applicable for payment of distributions on the Class A Units, or (ii) if the Distribution Date for the Series AM Preferred Units for a Distribution Period is not the same as the distribution payment date for the Class A Units for the same period, a date established by the General Partner that shall be not less than 10 days and not more than 50 days preceding the applicable Distribution Date.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distributions by the Partnership, the allocation of funds to be so paid on any Class or Series of Units; provided, however, that if any funds for any Class or Series of Junior Units or any Class or Series of Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series AM Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

(2) Distributions.

(A) Each holder of outstanding Series AM Preferred Units shall be entitled to receive out of Available Cash, when, as and if declared by the General Partner, distributions payable in cash at the rate per Series AM Preferred Unit equal to $0.84 per annum, prorated as described in Section 2(B). Distributions (i) shall begin to accrue and shall be fully cumulative from the Original Issue Date, whether or not in any Distribution Period or Periods there shall be Available Cash, and (ii) shall be payable quarterly, when, as and if declared by the General Partner, in arrears on each Distribution Date to holders of record of the Series AM Preferred Units on the applicable Series AM Record Date.

Accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Distribution Date, to the holders of outstanding Series AM Preferred Units, on such date as may be fixed by the General Partner. Any distribution made on the Series AM Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series AM Preferred Units which remains payable.

(B) The amount of distributions referred to in the first sentence of Section 2(A) shall be equal to $0.21 per full quarterly Distribution Period. The amount of distributions on the Series AM Preferred Units for any period that represents less than a full quarter of a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Distribution Period. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series AM Preferred Units that may be in arrears.

(C) So long as any Series AM Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any Class or Series of Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series AM Preferred Units for all Distribution Periods ending on or prior to the distribution payment date for such Class or Series of Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series AM Preferred Units and all distributions declared upon any other Class or Series of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series AM Preferred Units and such Parity Units. Nothing herein shall be deemed to require the declaration or payment of a distribution on the Series AM Preferred Units prior to the end of the initial Distribution Period as a condition for the declaration or payment of a distribution on any Junior Units or Parity Units prior to the end of the initial Distribution Period.

(D) So long as any Series AM Preferred Units are outstanding, no distributions (other than distributions paid solely in Fully Junior Units or options, warrants or rights to subscribe for or purchase Fully Junior Units) shall be declared or paid or set apart for payment on any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Units, Class B Units (or other Junior Units convertible into Class A Units or Class B Units) made pursuant to (i) the Unit Redemption Right, (ii) any provision comparable to the Unit Redemption Right in any agreement entered into at the time such Class A Units, Class B Units or such other Junior Units are issued, or (iii) for purposes of an employee incentive or benefit plan of the General Partner, the Partnership or any subsidiary of either of them) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case the full cumulative distributions on all outstanding Series AM Preferred Units shall have been or contemporaneously are declared and paid or declared and set apart for payment for all Distribution Periods ending on or prior to the distribution payment date for such Class or Series of Junior Units. Nothing herein shall be deemed to require the declaration or payment of a distribution on the Series AM Preferred Units prior to the end of the initial Distribution Period as a condition for the declaration or payment of a distribution on any Junior Units or Parity Units prior to the end of the initial Distribution Period.

(E) No distributions on the Series AM Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any organizational document or agreement relating to indebtedness of either of them, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(3) Liquidation Preference.

(A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of any Junior Units, each holder of the Series AM Preferred Units shall be entitled to receive $9.26 (the “Series AM Liquidation Preference”) per Series AM Preferred Unit, plus an amount equal to all distributions (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holder. Until the holders of Series AM Preferred Units have been paid the Series AM Liquidation Preference in full, no payment will be made to any holder of any Junior Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or the proceeds thereof, distributable to the holders of Series AM Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Class or Series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series AM Preferred Units and the holders of Parity Units ratably in accordance with the respective amounts that would be payable on such Series AM Preferred Units and such Parity Units if all amounts payable thereon were paid in full. For purposes of this Section 3, a Transaction (as defined below) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

(B) Subject to the rights of the holders of Parity Units upon any liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership, after payment shall have been made in full to the holders of the Series AM Preferred Units, as provided in this Section 3, any other Class or Series of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets, or the proceeds thereof, remaining to be paid or distributed, and the holders of the Series AM Preferred Units shall not be entitled to share therein.

(4) Redemption Right at the Option of the Partnership.

(A) The Series AM Preferred Units shall not be redeemable by the Partnership prior to the second anniversary of the Original Issue Date. On and after the second anniversary of the Original Issue Date, the Partnership, at its option, may redeem the Series AM Preferred Units as set forth herein, subject to the provisions described below:

(i) Series AM Preferred Units may be redeemed, in whole or in part, at the option of the Partnership, at any time or from time to time on or after the second anniversary of the Original Issue Date by issuing to each holder for each Series AM Preferred Unit to be redeemed such number of Class B Units as equals the Series AM Liquidation Preference (excluding any accumulated, accrued and unpaid distributions, which are to be paid in cash as provided below) divided by the Conversion Price as in effect as of the opening of business on the Redemption Date.

(ii) Series AM Preferred Units may also be redeemed, in whole or in part, at the option of the Partnership, at any time or from time to time on or after the second anniversary of the Original Issue Date at a redemption price payable in cash equal to the Series AM Liquidation Preference (plus all accumulated, accrued and unpaid distributions as provided below).

(B) Upon any redemption of Series AM Preferred Units pursuant to this Section 4, the Partnership shall pay in cash all accumulated, accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest. If the Redemption Date falls after a Series AM Record Date and prior to the corresponding Distribution Date, then no holder of Series AM Preferred Units at the close of business on such Series AM Record Date shall be entitled to the distribution payable on such Series AM Preferred Units that are redeemed on or prior to such Distribution Date.

(C) If full cumulative distributions on the Series AM Preferred Units for all Distribution Periods ending on or before the proposed Redemption Date have not been declared and paid or declared and set apart for payment to the Redemption Date, the Series AM Preferred Units may not be redeemed under this Section 4 in part and the Partnership may not purchase or acquire Series AM Preferred Units otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series AM Preferred Units.

(D) Notice of the redemption of any Series AM Preferred Units under this Section 4 shall be mailed by first-class mail to each holder of record of Series AM Preferred Units to be redeemed at the address of each such holder as shown on the Partnership’s records, not less than 30 nor more than 90 days prior to the Redemption Date. Neither the failure to mail any notice required by this paragraph (D), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of Series AM Preferred Units to be redeemed and, if fewer than all the Series AM Preferred Units held by such holder are to be redeemed, the number of such Series AM Preferred Units to be redeemed from such holder; (iii) the redemption price if the Series AM Preferred Units are redeemed for cash and the number of Class B Units to be issued if the

Series AM Preferred Units are redeemed for Class B Units; (iv) the then-current Conversion Price; and (v) that distributions on the Series AM Preferred Units to be redeemed shall cease to accrue on such Redemption Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Partnership shall fail to make available an amount of cash or Class B Units or both, as applicable, necessary to effect such redemption), (i) except as otherwise provided herein, distributions on the Series AM Preferred Units so called for redemption shall cease to accrue, (ii) such Series AM Preferred Units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series AM Preferred Units shall cease (except the rights (a) to convert prior to the Redemption Date pursuant to Section 5 hereof and (b) to receive the Class B Units and/or cash payable upon such redemption, without interest thereon, and to receive any distributions payable thereon). The Partnership’s obligation to provide Class B Units and/or cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Partnership shall deposit with a bank or trust company (which may be an affiliate of the Partnership) that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, such number of Class B Units and/or amount of cash necessary for such redemption, in trust, with irrevocable instructions that such Class B Units and/or cash be applied to the redemption of the Series AM Preferred Units so called for redemption. In the case of any redemption pursuant to paragraph (A)(i) of this Section 4, at the close of business on the Redemption Date, each holder of Series AM Preferred Units to be redeemed (unless the Partnership defaults in the delivery of the Class B Units or cash payable on such Redemption Date) shall be deemed to be the record holder of the Class B Units into which such Series AM Preferred Units are to be converted at redemption. No interest shall accrue for the benefit of the holders of Series AM Preferred Units to be redeemed on any cash set aside for payment by the Partnership. Subject to applicable escheat laws, any cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Partnership, after which reversion the former holders of Series AM Preferred Units for whose account such cash has been held shall look only to the general funds of the Partnership for the payment of such cash.

On or as soon as practicable after the redemption date, any Series AM Preferred Units so redeemed, shall be exchanged for any Class B Units, if necessary, and/or any cash (without interest thereon) for which such Series AM Preferred Units have been redeemed. If fewer than all the outstanding Series AM Preferred Units are to be redeemed, Series AM Preferred Units to be redeemed shall be selected by the Partnership from outstanding Series AM Preferred Units not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the General Partner in its sole discretion to be equitable. If fewer than all the Series AM Preferred Units held by a holder are redeemed, then the Partnership shall deliver to each holder of such unredeemed Series AM Preferred Units a written confirmation stating the number of Series AM Preferred Units still held by such holder thereof.

(E) In the case of any redemption pursuant to paragraph (A)(i) of this Section 4, the following provisions shall apply:

(i) No fractional Class B Units or scrip representing fractions of Class B Units shall be issued upon redemption of the Series AM Preferred Units. Instead of any fractional interest in Class B Units that would otherwise be deliverable upon redemption of Series AM Preferred Units, the Partnership shall pay to the holder of such Series AM Preferred Units an amount in cash (rounded to the nearest cent) based upon the Current Market Price of the number of Shares for which the number of Class A Units into which a Class B Unit is convertible can be redeemed pursuant to the Unit Redemption Right on the trading day immediately preceding the Redemption Date. If more than one Series AM Preferred Unit shall be redeemed at one time by the same holder, the number of full Class B Units issuable upon redemption thereof shall be computed on the basis of the aggregate number of Series AM Preferred Units to be redeemed by such holder.

(ii) Any Class B Units issued upon redemption of Series AM Preferred Units in accordance with this Section 4 shall be deemed to be validly issued and fully paid.

(5) Conversion. Holders of Series AM Preferred Units shall have the right to convert any or all of such Series AM Preferred Units into Class A Units, as follows:

(A) Subject to and upon compliance with the provisions of this Section 5, a holder of Series AM Preferred Units shall have the right, at his option, on or after the first anniversary of the Original Issue Date (or earlier in connection with a Transaction as provided in Paragraph 5(E)), to convert such Series AM Preferred Units into the number of Class A Units obtained by dividing the aggregate Liquidation Preference of such Series AM Preferred Units by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (B) of this Section 5) by delivering a written notice of conversion in the manner provided in paragraph (B) of this Section 5.

(B) In order to exercise the conversion right, the holder of each Series AM Preferred Unit to be converted shall deliver a written notice of conversion specifying the number of Series AM Preferred Units such holder elects to convert to the principal executive offices of the Partnership. Unless the Class A Units issuable on conversion are to be issued in the same name as the name in which such Series AM Preferred Unit is registered, the written notice of conversion for each Series AM Preferred Unit shall be accompanied by instruments of transfer, in form satisfactory to the Partnership, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Partnership demonstrating that such taxes have been paid).

Holders of Series AM Preferred Units at the close of business on a Series AM Record Date shall be entitled to receive the distribution payable on such Series AM Preferred Units following a Partnership Record Date and up to and including the corresponding Distribution Date notwithstanding the conversion thereof following such Series AM Record Date and prior to such Distribution Date. However, Series AM Preferred Units surrendered for conversion during the period between the close of business on any Series AM Record Date and the opening of business on the Partnership Record Date with respect to the Class A Units for the corresponding Distribution Period (except Series AM Preferred Units converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, such Series AM Preferred Units being entitled to such distribution on the Distribution Date if not theretofore redeemed) must be accompanied by payment of an amount equal to the distribution payable on such Series AM Preferred Units on such Distribution Date. A holder of Series AM Preferred Units on a Series AM Record Date who (or whose transferee) tenders any such Series AM Preferred Units for conversion into Class A Units following a Partnership Record Date and up to and including the corresponding Distribution Date will receive the distribution payable by the Partnership on such Series AM Preferred Units on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series AM Preferred Units for conversion. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted Series AM Preferred Units or for distributions on the Class A Units issued upon such conversion.

As promptly as practicable after the delivery of a written notice of conversion for Series AM Preferred Units as aforesaid, the Partnership shall deliver to such holder a written confirmation of the number of whole Class A Units issuable upon the conversion of such Series AM Preferred Units in accordance with provisions of this Section 5, and any fractional interest in respect of a Class A Unit arising upon such conversion shall be settled as provided in paragraph (C) of this Section 5.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such written notice of conversion shall have been received by the Partnership as aforesaid (and if applicable, payment of an amount equal to the distribution payable on such Series AM Preferred Units shall have been received by the Partnership as described above), and the person or persons in whose name or names the Class A Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Units represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the Class A Unit transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such Class A Unit transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such written notice of conversion of such Series AM Preferred Units shall have been received by the Partnership.

(C) No fractional Class A Units or scrip representing fractions of Class A Units shall be issued upon conversion of the Series AM Preferred Units. Instead of any fractional interest in a Class A Unit that would otherwise be deliverable upon the conversion of a Series AM Preferred Unit, the Partnership shall pay to the holder of such Series AM Preferred Unit an amount in cash (rounded to the nearest cent) based upon the Current Market Price of the number of Shares for which one Class A Unit can be redeemed pursuant to the Unit Redemption Right on the trading day immediately preceding the date of conversion. If more than one Series AM Preferred Unit shall be converted at one time by the same holder, the number of full Class A Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series AM Preferred Units to be converted by such holder.

(D) The Conversion Price shall be adjusted from time to time as follows:

(i) If the Partnership shall (a) make a distribution on its Class A Units payable in Class A Units, (b) subdivide its outstanding Class A Units into a greater number of Class A Units, or (c) combine its outstanding Class A Units into a smaller number of Class A Units, the Conversion Price in effect at the opening of business on the Business Day following the date fixed for the determination of holders entitled to receive such distribution or at the opening of business on the Business Day next following the day on which such subdivision or combination becomes effective, as the case may be, shall be adjusted so that the holder of any Series AM Preferred Unit thereafter surrendered for conversion or redemption shall be entitled to receive the number of Class A Units that such holder would have owned or would have been entitled to receive after the occurrence of any of the events described above as if such Series AM Preferred Units had been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision or combination. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (H) below) in the case of a distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision or combination.

(ii) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided that any adjustments that by reason of this subparagraph (ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided further that any adjustment shall be required and made in accordance with the provisions of this Section 5 (other than this subparagraph (ii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Class A Units. All calculations under this Section 5 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Class A Unit (with .05 of a Class A Unit being rounded upward), as the case may be. Notwithstanding any other provisions of this paragraph (D), the General Partner shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (D), as it in its discretion shall determine to be advisable in order that any Class A Unit distribution, subdivision of Class A Units, reclassification or combination of Class A Units, distribution of rights or warrants to purchase Class A Units or other securities, or distribution of other assets (other than cash distributions) hereafter made by the Partnership to its Limited Partners shall not be taxable, or if that is not possible, to reduce any income taxes otherwise payable as a result of such event to the maximum extent possible.

(E) If the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, self tender offer for all or a substantial portion of its Class A Units, sale of all or substantially all of the Partnership’s assets or recapitalization of the Class A Units and excluding any transaction as to which subparagraph (D)(i) of this Section 5 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Class A Units are converted into the right to receive securities or other property (including cash) or any combination thereof, then, effective upon the consummation of such Transaction, each Series AM Preferred Unit shall automatically be converted, without further action by the holder thereof, into the amount and kind of securities or other property received in such Transaction by the holder of the number of Class A Units into which such Series AM Preferred Unit was convertible pursuant to paragraph 5(A), immediately prior to the record date (or other applicable date for the determination of the receipt of consideration with respect thereto), without regard to whether such date is prior to the first anniversary of the Original Issue Date. The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (E).

(F) If at any time there shall be a Transaction or at any time on or after the first anniversary of the Original Issue Date:

(i) the Partnership shall declare an extraordinary distribution of cash on its Class A Units; or

(ii) the Partnership shall authorize the granting to all holders of Class A Units of rights, options or warrants to subscribe for or purchase any Units of any Class or any other rights, options or warrants; or

(iii) there shall be any reclassification of the Class A Units (other than an event to which subparagraph (D)(i) of this Section 5 applies); or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Partnership;

then the Partnership shall cause to be filed with the transfer agent for the Series AM Preferred Units (which may be the Partnership itself) and shall cause to be mailed to the holders of Series AM Preferred Units at their addresses as shown on the records of the Partnership, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (a) the date on which a record is to be taken for the purpose of such distribution, granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Units of record to be entitled to such distribution or granting of rights, options or warrants are to be determined or (b) the date on which such Transaction, reclassification, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of record of Class A Units shall be entitled to exchange their Class A Units for securities or other property, if any, deliverable upon such Transaction, reclassification, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 5.

(G) The Partnership shall promptly notify each holder of Series AM Preferred Units (i) upon request, of the then current Conversion Price and (ii) of any changes to the Conversion Price.

(H) In any case in which paragraph (D) of this Section 5 provides that an adjustment shall become effective on the Business Day next following the record date for an event, the Partnership may defer until the occurrence of such event (i) issuing to the holder of any Series AM Preferred Unit converted after such record date and before the occurrence of such event the additional Class A Units issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Units issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (C) of this Section 5.

(I) There shall be no adjustment of the Conversion Price in case of the issuance of any Class A Units in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 5. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 5, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

(J) If the Partnership shall take any action affecting the Class A Units, other than action described in this Section 5, that in the opinion of the General Partner would materially and adversely affect the conversion rights of the holders of the Series AM Preferred Units, the Conversion Price for the Series AM Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the General Partner, in its sole discretion, may determine to be equitable in the circumstances.

(K) Any Class A Units issued upon conversion of the Series AM Preferred Units shall be validly issued and fully paid.

(L) The Partnership shall endeavor to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Partnership shall be obligated to deliver upon conversion of the Series AM Preferred Units. The certificates evidencing such securities, if any, shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Partnership may in good faith deem appropriate.

(M) The Partnership shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Class A Units or other securities or property on conversion of the Series AM Preferred Units pursuant hereto; provided, however, that the Partnership shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Class A Units or other securities or property in a name other than that of the holder of the Series AM Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

(6) Ranking. Any Class or Series of Units shall be deemed to rank:

(A) prior to the Series AM Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the Partnership, if the holders of such Class or Series of Units shall be entitled to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series AM Preferred Units, including all preferred units issued to the General Partner corresponding to preferred stock issued by the General Partner;

(B) on a parity with the Series AM Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Unit be different from those of the Series AM Preferred Units, if the holders of such Class or Series of Units and the Series AM Preferred Units shall be entitled to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Unit or liquidation preferences, without preference or priority one over the other (“Parity Units”);

(C) junior to the Series AM Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such Class or Series of Units shall be Junior Units; and

(D) junior to the Series AM Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such Class or Series of Units shall be Fully Junior Units.

(7) Allocations. For purposes of maintaining the Capital Accounts and in determining the rights of the holders of Series AM Preferred Units among themselves, the Partnership’s items of income, gain, loss and deduction shall be allocated among the holders of Series AM Preferred Units and the other Partners in each taxable year (or portion thereof) in accordance with Article VI of the Partnership Agreement.

(8) Voting. Each holder of the Series AM Preferred Units shall be entitled (A) to vote a number of Class A Units equal to the number of Class A Units into which the Series AM Preferred Units held by such holder would then be convertible pursuant to paragraph 5(A) (without giving effect to the limitation contained therein that any conversion may take place only after the first anniversary of the Original Issue Date) at any meeting of the Partners on any matter as to which the approval of the holders of the Class A Units is sought and otherwise participate in any action taken by the Limited Partners, (B) to vote as a separate class with respect to any amendment to the terms of the Series AM Preferred Units which would materially and adversely affect the rights of holders of Series AM Preferred Units, which amendment shall require the affirmative vote of the holders of a majority of the outstanding Series AM Preferred Units, and (C) to receive notice of any meeting of the Limited Partners. Nothing herein shall be deemed to require any vote of the holders of Series AM Preferred Units in connection with any issuance by the Partnership of Parity Units or Units which rank prior to the Series AM

Preferred Units as to the payment of distributions and/or as to distribution of assets upon liquidation, dissolution or winding up of the Partnership. Except as provided in this Section 8, the holders of Series AM Preferred Units shall have no voting rights.

(9) Restrictions on Transfer. No Series AM Preferred Units shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in Article XI of the Partnership Agreement. Any transfer or purported transfer of a Series AM Preferred Unit not made in accordance with Article XI of the Partnership shall be null and void.

(10) Ownership Limitation for Series AM Preferred Units. Holders of the Series AM Preferred Units shall be subject to the provisions of Article XII of the Partnership Agreement; provided, however, that for purposes of this Section 10 and Article XII of the Partnership Agreement, each holder of the Series AM Preferred Units shall be deemed to hold at all times the number of Class A Units into which such Series AM Preferred Units are then convertible pursuant to paragraph 5(A) (in addition to any other Class A Units held by such holder).

EXHIBIT H

DESIGNATION OF THE PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS TO CLASS E PREFERRED UNITS

The Class E Preferred Units (“Class E Preferred Units”) shall have the following designations, preferences, rights, powers, restrictions and limitations:

(1) Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Partnership Agreement. The following capitalized terms used in this Designation of Class E Preferred Units shall have the respective meanings set forth below:

“Business Day” means any day, other than Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to be closed.

“Class E Preferred Stock” means the 8 7/8% Class E Cumulative Redeemable Preferred Stock, par value $.01 per share, liquidation preference $25.00 per share, of the General Partner.

“Distribution Junior Units” means Class A Units, Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units and any other class or series of Units now or hereafter issued and outstanding the terms of which do not expressly provide that such class or series of Units ranks senior to or on a parity with the Class E Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

“Distribution Parity Units” means any other class or series of Units hereafter issued and outstanding which by its express terms ranks on a parity with the Class E Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

“Distribution Payment Date” means each January 15, April 15, July 15 and October 15 of each calendar year.

“Distribution Period” means a quarterly period of each calendar year that begins on a Distribution Payment Date, except for the first Distribution Period, which shall commence on June 2, 2004, and except that the Distribution Period during which any Class E Preferred Units shall be redeemed pursuant to Section 4 shall end on and include such date of redemption.

“Dividend Junior Units” means the Class A Units, Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units, and any other class or series of Units now or hereafter issued and outstanding the terms of which do not expressly provide that such class or series of Units ranks senior to or on a parity with the Class E Preferred Units in the payment of distributions.

“Dividend Parity Units” means any other class or series of Units hereafter issued and outstanding which by its express terms ranks on a parity with the Class E Preferred Units in the payment of distributions.

“Fully Junior Units” means the Class A Units, the Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units and any other class or series of Units now or hereafter issued and outstanding which are both Distribution Junior Units and Dividend Junior Units.

“Issue Date” means, with respect to any Class E Preferred Units, the date such Units are issued by the Partnership.

“Junior Units” means the Class A Units, Class B Units, the Series AM Preferred Units, the Series A Junior Participating Preferred Units and any other class or series of Units now or hereafter issued and outstanding which are either Distribution Junior Units or Dividend Junior Units or both. All references to “Junior Units” shall include, without limitation, all Fully Junior Units.

“Parity Units” means any other Units hereafter issued and outstanding which are either Distribution Parity Units or Dividend Parity Units or both.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distribution by the Partnership, the allocation of funds to be so paid on any class or series of Units; provided, however, that if any funds for any class or series of Junior Units or any class or series of Parity Units are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class E Preferred Units shall mean placing such funds in a separate account for the Class E Preferred Units or delivering such funds to a disbursing, paying or other similar agent for the Class E Preferred Units.

“Subject Date” means (a) any date on which any distributions are authorized, declared or paid or set apart for payment or made upon on any Junior Units or Parity Units and (b) any date on which any Junior Units or Parity Units are redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such Units by the Partnership.

(2) Distributions.

(A) Each holder of Class E Preferred Units shall be entitled to receive out of Available Cash, when, as and if declared by the General Partner, cumulative cash distributions at the rate of 8 7/8% per annum of the $25.00 liquidation preference per Class E Preferred Unit (equivalent to an annual rate of $2.21875 per Class E Preferred Unit). Distributions (i) shall accrue daily and shall begin to accrue and shall be fully cumulative from the Issue Date and (ii) shall be payable quarterly, when, as and if declared by the General Partner, in arrears in cash on a Distribution Payment Date, commencing on July 15, 2004 or if such day is not a Business Day, such distribution may be paid on the next succeeding Business Day. If a Distribution Payment Date is not a Business Day, the payment of such distribution on the next succeeding Business Day shall have the same force and effect as if made on the Distribution Payment Date, and no additional sum shall accrue on the amount so payable for the period from and after each Distribution Payment Date to the next succeeding Business Day. Accrued and unpaid distributions for any past Distribution Period may be declared and paid at any time and for such interim periods, without reference to any regular distribution date, to the holder of the Class E Preferred Units on such date as may be fixed by the General Partner. Any distribution made on the Class E Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to the Class E Preferred Units which remain payable. Notwithstanding any of the foregoing, each outstanding Class E Preferred Unit will be entitled to receive a distribution equal to the distribution paid with respect to each other Class E Preferred Unit that is outstanding on the date of such distribution.

(B) The amount of any distributions on the Class E Preferred Units for any Distribution Period or portion thereof will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on July 15, 2004 shall be for less than a full quarter). No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class E Preferred Units that may be in arrears, in excess of the full cumulative distributions described above in Section 2(A).

(C) So long as any Class E Preferred Units are outstanding, no full distributions shall be authorized, declared or paid or set apart for payment on any class or series of Dividend Parity Units or Dividend Junior Units for any period unless full cumulative distributions have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Class E Preferred Units for all past Distribution Periods (including, without limitation, any Distribution Period that terminates on a Subject Date). When such cumulative distributions are not paid in full or a sum sufficient for such full payment is not set apart on the Class E Preferred Units and any class or series of Dividend Parity Units, all distributions authorized and declared upon the Class E Preferred Units and any other class or series of Dividend Parity Units will be authorized and declared pro rata so that the amount of distributions authorized and declared with respect to the Class E Preferred Units and such other class or series of Dividend Parity Units will in all cases bear to each other the same ratio that accrued and unpaid distributions on the Class E Preferred Units and such other class or series of Dividend Parity Units bear to each other.

(D) Except as provided in the immediately preceding paragraph, so long as any Class E Preferred Units are outstanding, unless full cumulative distributions on all outstanding Class E Preferred Units have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Class E Preferred Units for all past Distribution Periods (including without limitation, any Distribution Period that terminates on a Subject Date), no distributions (other than distributions paid solely in Fully Junior Units) shall be authorized, declared or paid or set apart for payment on any Junior Units or Parity Units, nor shall any Junior Units or any Parity Units be redeemed, purchased or otherwise acquired for any consideration or any monies paid to or made available for a sinking fund for the redemption of any such Junior Units or Parity Units by the Partnership except (i) by redemption or exchange of such Units for Fully Junior Units, (ii) by redemption or exchange of such Units by the General Partner for Shares ranking junior to the Shares of Class E Preferred Stock as to dividends and as to distributions of assets upon the General Partner’s liquidation, dissolution and winding up and (iii) to preserve the General Partner’s status as a REIT or to preserve the Partnership’s status as a “partnership” for federal income tax purposes.

(E) No distributions on the Class E Preferred Units shall be authorized or declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any organizational document or agreement relating to indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, distributions on the Class E Preferred Units will accrue and be cumulative whether or not the terms and provisions of any agreement of the Partnership or the General Partner prohibits the payment of distributions, whether or not the Partnership has earnings, whether or not there is Available Cash or funds legally available for the payment of such distributions and whether or not such distributions are authorized.

(F) All references to “accrued” or “accrued and unpaid” distributions on the Class E Preferred Units (and all references of like import) include, unless otherwise expressly stated or the context otherwise requires, accumulated distributions, if any, on the Class E Preferred Units; and all references to “accrued” or “accrued and unpaid” distributions on any class or series of Units other than the Class E Preferred Units include, if, and only if, such other class or series of Units provides for cumulative distributions and unless otherwise expressly stated or the context otherwise requires, accumulated distributions, if any, thereon.

(3) Liquidation Preference.

(A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of any Distribution Junior Units, the holders of the Class E Preferred Units shall be entitled to receive $25.00 per Class E Preferred Unit, plus an amount equal to all distributions (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of payment (such aggregate amount the “Class E Liquidation Preference”). Until the holders of the Class E Preferred Units have been paid the Class E Liquidation Preference in full, no payment or distribution will be made to any holder of any Distribution Junior Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or the proceeds thereof, distributable to the holders of the Class E Preferred Units shall be insufficient to pay in full the Class E Liquidation Preference and liquidating payments on any other class or series of Distribution Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Class E Preferred Units and the holders of such Distribution Parity Units ratably in proportion to the full liquidating distributions (including, if applicable, accumulated, accrued and unpaid distributions) to which they would otherwise respectively be entitled.

(B) Subject to the rights of the holders of Distribution Parity Units upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Partnership, after payment in full of the Class E Liquidation Preference for all outstanding Class E Preferred Units shall have been made to the holders of the Class E Preferred Units, as provided in Section 3(A), any class or series of Distribution Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets, or the proceeds thereof, remaining to be paid or distributed, and the holders of the Class E Preferred Units, as such, shall not be entitled to share therewith. After payment of the full amount of the Class E Liquidation Preference for each outstanding Class E Preferred Unit, the holders of the Class E Preferred Units, as such, will have no right or claim to any of the remaining assets of the Partnership. The preceding two sentences shall not affect the right of the General Partner or any other holder of Class E Preferred Units to share in any distribution or payment of the assets of the Partnership upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Partnership as a result of its holding another class or series of Units.

(C) None of a consolidation or merger of the Partnership with or into another entity, or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business, shall be considered a liquidation, dissolution or winding up of the Partnership.

(4) Redemption. If, and only if, shares of Class E Preferred Stock are redeemed (whether automatically or at the option of the General Partner or otherwise), the Partnership shall, on the date set for redemption of such shares of Class E Preferred Stock, redeem an equal number of Class E Preferred Units at a redemption price equal to the product of (i) the number of Class E Preferred Units being redeemed and (ii) the sum of $25.00 and all distributions (whether or not earned or declared) accumulated, accrued and unpaid on each Class E Preferred Unit to the date fixed for redemption of such Units.

(5) Ranking. Any class or series of Units shall be deemed to rank:

(A) prior to the Class E Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up of the Partnership, if the express terms of such class or series of Units provides that the holders of such class or series of Units shall be entitled to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Class E Preferred Units;

(B) on a parity with the Class E Preferred Units as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Unit are different from those of the Class E Preferred Units, or if the express terms of such class or series of Units provide that the holders of such class or series of Units and the Class E Preferred Units shall be entitled to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued, accumulated (if applicable) and unpaid distributions per Unit or liquidation preferences, as the case may be, without preference or priority one over the other;

(C) junior to the Class E Preferred Units, as to the payment of distributions or as to the distributions of assets upon liquidation, dissolution and winding up of the Partnership, as the case may be, if such class or series of Units shall be Junior Units; and

(D) junior to the Class E Preferred Units, as to the payment of distributions and as to the distributions of assets upon liquidation, dissolution and winding up of the Partnership if such class or series of Units shall be Fully Junior Units.

(6) Allocations. For purposes of maintaining the Capital Accounts and in determining the rights of the General Partner, as holder of the Class E Preferred Units, the Partnership’s items of income, gain, loss and deduction shall be allocated to the General Partner, as holder of the Class E Preferred Units, and the other Partners in each taxable year (or portion thereof) in accordance with Article VI of the Partnership Agreement.

(7) Voting Rights. The holders of the Class E Preferred Units shall not have any voting or consent rights in respect of their partnership interest represented by the Class E Preferred Units.

(8) Transfer Restrictions. Except as set forth in Section 11.2 of the Partnership Agreement, the Class E Preferred Units shall not be transferable.